As filed with the Securities and Exchange Commission on January 12, 2006

Registration Statement No. 333-130551

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

To

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

COLUMBUS McKINNON CORPORATION

And the Subsidiary Guarantors listed below

(exact name of co-registrants as specified in its charter)

New York	3536	16-0547600
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

140 John James Audubon Parkway

Amherst, New York 14228-1197

(716) 689-5400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Karen L. Howard

Vice President, Treasurer and Interim Chief Financial Officer

Columbus McKinnon Corporation

140 John James Audubon Parkway

Amherst, New York 14228-1197

(716) 689-5400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Robert J. Olivieri, Esq.

Hodgson Russ LLP

One M&T Plaza, Suite 200

Buffalo, New York 14203

(716) 856-4000

Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

Name of Additional Registrants (1)	State or Other Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Audubon Europe S.àr.l	Luxembourg	6719	88.221(2)
Crane Equipment & Service Inc	Oklahoma	3531	73-1515437
Yale Industrial Products, Inc	Delaware	3536	71-0585582

(1)	The address, including zip code, and telephone number, including area code, of each of the Additional Registrants’ principal executive office is 140 John James Audubon Parkway, Amherst, New York 14228-1197, (716) 689-5400.
(2)	State organization identification number issued by Luxembourg.

PROSPECTUS

Columbus McKinnon Corporation

Offer to exchange $136.0 million aggregate principal amount of 8 7/8% Senior Subordinated Notes due 2013 (which we refer to as the old notes) for $136.0 million aggregate principal amount of 8 7/8% Senior Subordinated Notes due 2013 (which we refer to as the new notes) which have been registered under the Securities Act of 1933, as amended, and fully and unconditionally guaranteed by certain of our existing subsidiaries (which we refer to as the subsidiary guarantors).

The exchange offer will expire at 5:00 p.m., New York City time on February 22, 2006 (which we refer to as the expiration date), unless we extend the exchange offer in our sole and absolute discretion.

Terms of the exchange offer:

•	We will exchange the new notes for all outstanding old notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.

•	You may withdraw tenders of old notes at any time prior to the expiration or termination of the exchange offer.

•	The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions and registration rights to the old notes do not apply to the new notes.

•	The exchange of old notes for new notes will not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion under the caption “Certain United States Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the exchange offer.

•	We issued the old notes in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the old notes.

•	There are no established trading markets for the new notes or the old notes.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 16 for a discussion of risks you should consider prior to tendering your outstanding old notes for exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 12, 2006

You should rely only on the information contained in or incorporated by reference into this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

CM, Budgit, Coffing, Duff-Norton, Herc-Alloy, Little Mule, Shaw-Box, Univeyor and Yale are registered trademarks of Columbus McKinnon Corporation. Abell-Howe, CraneMart and TechLink are unregistered trademarks of Columbus McKinnon Corporation.

i

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995, including statements regarding our future prospects. These statements may be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and relate to future events and occurrences. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements, all of which are difficult to predict and many of which are beyond our control. Factors that could cause actual results to differ materially from those expressed or implied in such statements include, but are not limited to, those factors described under “Risk Factors” beginning on page 16, as well as the following:

•	general economic and capital market conditions, including political and economic uncertainty in various areas of the world where we do business;

•	varying and seasonal levels of demand for our products and services;

•	consolidation within our customer base and the resulting increased concentration of our sales;

•	pricing and product actions taken by our competitors;

•	financial conditions of our customers;

•	customers’ perception of our financial condition relative to that of our competitors;

•	changes in United States or foreign tax laws or regulations;

•	reliance upon suppliers and risks of production disruptions and supply and capacity constraints;

•	costs of raw materials and energy;

•	risks associated with reconfiguration and relocation of manufacturing operations;

•	the effectiveness of our cost reduction initiatives;

•	industry innovation and our own research and development efforts;

•	interest and foreign currency exchange rates;

•	risks associated with product liability;

•	unforeseen liabilities arising from patent or other litigation; and

•	our dependence on key management.

Given these factors, undue reliance should not be placed on any forward-looking statements, including statements regarding our future prospects. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. These statements speak only as of the date made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, the occurrence of future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities Exchange Commission, or SEC. We have also filed a registration statement on Form S-4 (commission File No. 333-130551), including exhibits, with the SEC with respect to the exchange offer. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or exhibits. You may read and copy the registration statement and these reports, proxy statements and other information at the SEC’s Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including our company. We make available on our Internet website free of charge our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to such reports as soon as practicable after we electronically file such reports with the SEC. Our website address is http://www.cmworks.com. The contents of our website are not incorporated by reference herein. Other than as expressly stated herein, none of our reports, proxy statements or other information filed, or that we may file, with the SEC is incorporated by reference herein.

We will provide you without charge a copy of the notes, the indenture governing the notes and the related registration rights agreement. You may request these documents by contacting us at:

Columbus McKinnon Corporation

140 John James Audubon Parkway

Amherst, New York 14228-1197

Attention: Corporate Secretary

Phone: (716) 689-5400

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data for powered hoists, manual hoists and trolleys, lifting and sling chain and forged attachments presented throughout this prospectus from industry and general publications and research, surveys and studies conducted by third parties, including the United States Department of Commerce, the United States Federal Reserve, the Material Handling Industry of America, the Hoist Manufacturers Institute, the Power Transmission Distributors Association, the Rubber Manufacturers Association and the National Association of Chain Manufacturers. Industry publications, studies and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, neither we nor the initial purchasers have independently verified such data and neither we nor the initial purchasers make any representations as to the accuracy of such information. Similarly, we believe our internal research is reliable but it has not been verified by any independent source.

The hoist parts market share and market position data contained in this prospectus is based on our own internal estimates and research which is derived from our market shares of powered hoists and manual hoists and trolleys. We believe this market share data is a good proxy for our hoist parts market share because we believe most end-users purchase hoist parts from the original equipment supplier. Market share and market position data for mechanical actuators are internal estimates derived by comparison of our net sales to the net sales of one of our competitors and to total market sales from a trade association. Tire shredder market share and market position data is derived by comparing the number of our tire shredders in use and their capacity to estimates of the total number of tire shredders as published by a trade association. Market share and market position data for jib cranes are internal estimates derived from both the number of bids we win as a percentage of the total project for which we submit bids and from estimates of our competitors’ net sales based on the relative position in distributors’ catalogues.

CERTAIN INFORMATION WE ARE INCORPORATING BY REFERENCE

We are “incorporating by reference” into this prospectus information contained in documents that we have filed or will file with the SEC after the date of this prospectus, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is considered to be part of this prospectus. Specifically, we incorporate by reference:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2005;

•	our Quarterly Reports on From 10-Q for the fiscal quarters ended July 3, 2005 and October 2, 2005;

•	our Current Reports on Form 8-K dated November 8, 2005, November 15, 2005 and November 18, 2005;

•	our Proxy Statement dated July 13, 2005; and

•	all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act.

The information incorporated by reference from a specified report is as of the date of such report, or the date specified in such report, and such information may have changed subsequent to such date.

SUMMARY

The following summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere or incorporated by reference in this prospectus. This summary is not complete and may not contain all of the information that may be important to you. You should read the entire prospectus, including the “Risk Factors” section and our consolidated financial statements and notes to those statements, before making an investment decision. Unless otherwise indicated, the terms “we”, “us”, “our”, “our company” or “the company” refer to Columbus McKinnon Corporation and its subsidiaries.

Our Company

We are the largest and broadest-line supplier of overhead hoists and high-strength lifting and sling chain and a leading supplier of in-factory cranes and steel forged attachments in North America. We believe we have a larger installed base of hoists in North America than all our other competitors combined. Our products are used in a broad array of industries including: manufacturing, warehousing, agriculture, oil drilling and processing, power generation and distribution, entertainment, logging and transportation operations to efficiently and ergonomically move, lift, position or secure objects and loads. We also manufacture conveyor systems, mechanical actuators, and lift tables as well as provide related parts and service for all of our products. We have market-leading positions and significant market share in most of our product lines, and our products are critical to the operations of most businesses that require moving or securing large or heavy objects. We operate in the $60 billion U.S. material handling industry and our business is organized around two strategic business segments: Products and Solutions. We were founded in 1875 and our shares have been traded on The Nasdaq National Market since 1996 (ticker: CMCO).

For fiscal 2005 and the six-month period ended October 2, 2005, we generated net sales of $514.8 million and $275.6 million, respectively, representing increases of 15.8% and 12.8% over the corresponding fiscal 2004 periods, and we generated income from operations of $40.7 million and $27.9 million, respectively, representing increases of 36.2% and 32.5% over the corresponding fiscal 2004 periods.

Products Segment. Our Products segment manufactures products in the following categories: (i) hoists and related components (50% of segment net sales for fiscal 2005), (ii) steel chain (16%), (iii) steel forged attachments (12%), (iv) in-factory cranes (14%) and (v) industrial components (8%). Our products are sold under the widely recognized and well-established Yale, CM, Coffing, Shaw-Box, Budgit and Chester brands and are sold for use in a wide variety of general manufacturing applications as well as in the construction, mining, marine, utility, agriculture, industrial and entertainment industries and for certain customer applications.

Solutions Segment. Our Solutions segment designs, fabricates and installs products in the following categories: (i) custom-designed conveyor systems (70% of segment net sales for fiscal 2005), (ii) lift tables (13%), (iii) tire shredders (13%) and (iv) light-rail systems (4%).

With 26 manufacturing facilities located in eight countries, 29 stand-alone sales/services offices in 11 countries and nine stand-alone warehouse facilities in five countries, we are well positioned to take advantage of opportunities for growth worldwide. We are differentiated from our competitors by the large number of distribution relationships we maintain (approximately 20,000 distributors) and the comprehensive end-user coverage that those relationships afford us. We sell our overhead hoist, chain and forged attachment products through a network of general industrial and catalog distributors, including W.W. Grainger, Inc., MSC Industrial Direct Co., Industrial Distribution Group, Inc. and McMaster-Carr Co., and crane builders (independent fabricators of in-factory cranes) in North America and Europe and through sales and service offices in Asia-Pacific. We sell our in-factory cranes through a dedicated sales force directly to end-users. We sell our industrial components through a combination of direct sales and industrial distribution. Our Solutions segment sells products and services directly to end-users through a dedicated sales force in North America, Europe and Asia.

Our Competitive Strengths

Leading Market Positions. We are a leading manufacturer of hoists, alloy and high strength carbon steel chain in North America. Approximately 73% of our domestic net sales for fiscal 2005 were from product categories in which we believe we hold the leading market share. We believe that the strength of our established products and brands and our leading market positions provide us with significant competitive advantages, including preferred supplier status with a majority of our largest customers. Our large installed base of products also provides us with a significant competitive advantage in selling our products to existing customers as well as providing repair and replacement parts.

For fiscal 2005, the following table summarizes the product categories where we believe we are the market leader:

Product Category	U.S. Market Share	U.S. Market Position	Percentage of Domestic Net Sales
Powered Hoists	56%	#1	25%
Manual Hoists & Trolleys	67%	#1	13%
Forged Attachments	48%	#1	10%
Hoist Parts	60%	#1	9%
Lifting and Sling Chain	45%	#1	8%
Mechanical Actuators	40%	#1	5%
Tire Shredders	80%	#1	2%
Jib Cranes	45%	#1	1%

			73%

Comprehensive Product Lines and Strong Brand Name Recognition. We believe we offer the most comprehensive product lines in the markets we serve. We are the only major supplier of material handling equipment offering full lines of hoists, chain and attachments. Our capability as a full-line supplier has allowed us to (i) provide our customers with “one-stop shopping” for material handling equipment, which meets some customers’ desires to reduce the number of their supply relationships in order to lower their costs, (ii) leverage our engineering, research and development and marketing costs over a larger sales base and (iii) achieve purchasing efficiencies on common materials used across our product lines.

In addition, our brand names, including Budgit, Chester, CM, Coffing, Duff-Norton, Little Mule, Shaw-Box and Yale, are among the most recognized and respected in the industry. The CM name has been synonymous with overhead hoists since manual hoists were first developed and marketed under the name in the early 1900s. We believe that our strong brand name recognition has created customer loyalty and helps us maintain existing business, as well as capture additional business. No single product comprises more than 1% of our sales, a testament to our broad and diversified product offering.

Growing Share of International Markets. We have significantly grown our international sales since becoming a public company in 1996. Our international sales have grown from $34.3 million (representing 16% of net sales) in fiscal 1996 to $191.3 million (representing approximately 37% of our net sales) during fiscal 2005. This growth has occurred primarily in Europe, South America and Asia-Pacific where we have recently opened additional sales offices. Our international business has provided us, and we believe will continue to provide us, with significant growth opportunities and new markets for our products.

Distribution Channel Diversity and Strength. Our products are sold to over 20,000 general and specialty distributors and OEMs. We enjoy long-standing relationships with, and are a preferred provider to, the majority of our largest distributors and industrial buying groups. Over the past decade, there has been significant consolidation among distributors of material handling equipment. We have benefited from this consolidation and have maintained and enhanced our relationships with our leading distributors, as well as formed new relationships. We believe our extensive North American distribution channels provide a significant competitive advantage and allow us to effectively market new product line extensions and promote cross-selling.

Low-Cost Manufacturing with Significant Operating Leverage. We believe we are a low-cost manufacturer and we will continue to consolidate our manufacturing operations and reduce our manufacturing costs through the initiatives summarized below. Our low-cost manufacturing capability continues to positively impact our operating performance as volumes increase.

•	Rationalization and Consolidation. In fiscal 2002 through fiscal 2004, we closed 10 manufacturing plants and three warehouses, as more fully described in “Our Growth Strategy” below.

•	Lean Manufacturing. In fiscal 2002, we initiated Lean Manufacturing techniques, facilitating substantial inventory reductions, a significant decline in required manufacturing floor area, a decrease in product lead time and improved productivity and on-time deliveries.

•	Selective Vertical Integration. We manufacture many of the critical parts and components used in the manufacture of our hoists and cranes, resulting in reduced costs.

•	International Expansion. Our continued expansion of our manufacturing facilities in China and Mexico provides us with another cost efficient platform to manufacture and distribute certain of our products. We now operate 26 manufacturing facilities in eight countries, with 29 stand alone sales and service offices in 11 countries, and nine stand alone warehouse facilities in five countries.

Strong After-Market Sales and Support. We believe that we retain customers and attract new customers due to our ongoing commitment to customer service and satisfaction. We have a large installed base of hoists and chain that drives our after-market sales for components and repair parts and is a stable source of higher margin business. We maintain strong relationships with our customers and provide prompt aftermarket service to end-users of our products through our authorized network of 13 chain repair stations and over 350 hoist service and repair stations.

Long History of Free Cash Flow Generation and Significant Debt Reduction. We have consistently generated positive free cash flow (which we define as net cash provided by operating activities less capital expenditures) by continually reducing our costs, increasing our inventory turnover and reducing the capital intensity of our manufacturing operations. From the beginning of fiscal 2003 through October 2, 2005, we have reduced total debt by $69.7 million, from $350.4 million to $280.7 million, and with our net proceeds from our recently completed offering of common stock we will reduce our total debt by an additional $40.3 million upon completion of a partial redemption of our 10% Senior Secured Notes due in 2010 (“10% Notes”) in December 2005.

Experienced Management Team with Significant Equity Ownership. Our senior management team provides us with a depth and continuity of experience in the material handling industry. Our management has experience in aggressive cost management, balance sheet management, efficient manufacturing techniques, acquiring and integrating businesses and global operations, all of which are critical to our long-term growth. Our directors and executive officers, as a group, own an aggregate of approximately 7.1% of our outstanding common stock.

Our Growth Strategy

Increase Our Domestic Organic Growth. We intend to leverage our strong competitive advantages to increase our domestic market share across all of our product lines by:

•	Leveraging Our Strong Competitive Position. Our large diversified customer base, our extensive distribution channels and our close relationship with our distributors provide us with insights into customer preferences and product requirements that allow us to anticipate and address the future needs of end-users.

•	Introducing New and Cross-Branded Products. We continue to expand our business by developing new material handling products and services and expanding the breadth of our product lines to address customer needs. Over the past three years, we have developed over 100 new or cross-branded products, representing approximately $30.3 million in fiscal 2005 revenues.

Recent new product introductions include:

•	global wire rope hoists used in overhead cranes and

•	hand hoists and lever tools manufactured at our Chinese plants.

•	Leveraging Our Brand Portfolio to Maximize Market Coverage. Most industrial distributors carry one or two lines of material handling products on a semi-exclusive basis. Unlike many of our competitors, we have developed and acquired multiple well-recognized brands that are viewed by both distributors and end-users as discrete product lines. As a result, we are able to sell our products to multiple distributors in the same geographic area. This strategy maximizes our market coverage and provides the largest number of end-users with access to our products.

Continue to Grow in International Markets. Our international sales of $191.3 million comprised 37% of our net sales for fiscal 2005, as compared to $34.3 million, or 16% of our net sales, in fiscal 1996, the year we became a public company. We sell to distributors in approximately 50 countries and have our primary international facilities in Canada, Mexico, Germany, the United Kingdom, Denmark, France and China. In addition to new product introductions, we continue to expand our sales and service presence in the major market areas of Europe, Asia-Pacific and South America through our sales offices and warehouse facilities in Europe, Thailand, Brazil and Mexico. We intend to increase our sales by manufacturing and exporting a broader array of high quality, low-cost products and components from our facilities in Mexico and China for distribution in Europe and Asia-Pacific. We are developing new hoist products in compliance with FEM standards to enhance our global distribution.

Further Reduce Our Operating Costs and Increase Manufacturing Productivity. Our objective is to remain a low-cost producer. We continually seek ways to reduce our operating costs and increase our manufacturing productivity including through our on-going expansion of our manufacturing capacity in low-cost regions, including Mexico and China. In furtherance of this objective, we have undertaken the following:

•	Rationalization of Facilities. In fiscal 2002 through fiscal 2004, we closed 10 manufacturing plants and three warehouses, consolidated a number of similar product lines and standardized certain component parts resulting in an aggregate cost savings of approximately $14 million. We are currently investigating opportunities for further facility rationalization.

•

Implementation of Lean Manufacturing. We continue to identify efficiencies in our operations through Lean Manufacturing initiated in fiscal 2002. Through fiscal 2005, we have instituted Lean Manufacturing at 15 of our major facilities resulting in the recapture of approximately 164,000 square feet of manufacturing floor area and the consolidation of an additional 920,000 square feet from closed facilities. Additionally, we have reduced inventories by approximately $31 million, or 28.7%, improved productivity and achieved significant reductions in product lead times. Specifically, we improved inventory turns by 21.3% to 5.7x for the fourth quarter of fiscal 2005 from 4.7x for the fourth quarter of fiscal 2003. Our Lean Manufacturing initiative complements our strategy of rationalizing our manufacturing facilities.

Reduce Our Debt. We intend to continue our focus on cash generation for debt reduction through the following initiatives:

•	Increase Operating Cash Flow. We believe that with an improved global economic climate we will realize favorable operating leverage. We further believe that such operating leverage will result in increased operating cash flow available for debt reduction.

•	Reduce Working Capital. We believe our improved working capital management and increased productivity resulting from Lean Manufacturing activities will result in increased free cash flow available for debt reduction.

•	Sale of Excess Real Estate. We have identified, and expect to continue to identify, excess real estate to be sold. The proceeds of such sales have been, and will continue to be, used to repay our outstanding debt.

•	Pursue Selected Divestitures. We periodically review our businesses and are currently evaluating strategic alternatives for certain of our non-strategic businesses. The proceeds from divestitures will provide additional liquidity and improve the flexibility of our capital structure.

Pursue Strategic Acquisitions and Alliances. We intend to evaluate and, where appropriate, pursue bolt-on acquisitions and strategic alliances that expand and complement our existing products and services, broaden our markets, increase our customer base or reduce our production costs.

The Refinancing

The net proceeds of the offering of the old notes, together with borrowings under our revolving credit facility and cash on hand, were used to repurchase or redeem all of our outstanding 8 1/2% Senior Subordinated Notes Due 2008 (the “8 1/2% Notes”) and pay accrued interest thereon. See “Use of Proceeds.”

The 8 1/2% Notes were repurchased through a tender offer concurrent with the offering of the old notes. To the extent that all of the 8 1/2% Notes were not tendered pursuant to the tender offer, we redeemed the non-tendered 8 1/2% Notes pursuant to the call provisions of the indenture governing the 8 1/2% Notes. This redemption was completed in October 2005.

Recent Developments

Sale of Common Stock. In November 2005, we sold 3,000,000 shares of our common stock at a price of $20 per share pursuant to a registration statement filed with the Securities and Exchange Commission on October 19, 2005. The net proceeds from this offering were used to redeem approximately $40.3 million of our outstanding 10% Notes and for general corporate purposes.

THE EXCHANGE OFFER

Old Notes	8 7/8% Senior Subordinated Notes due 2013, which we issued on September 2, 2005.

New Notes

8 7/8% Senior Subordinated Notes due 2013, the issuance of which has been registered under the Securities Act of 1933. The form and terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

Exchange Offer

We are offering to issue up to $136.0 million aggregate principal amount of the new notes in exchange for a like principal amount of the old notes to satisfy our obligations under the registration rights agreement that we entered into when the old notes were issued in transactions in reliance upon the exemption from registration provided by Rule 144A and Regulation S of the Securities Act.

Expiration Date; Tenders

The exchange offer will expire at 5:00 p.m., New York City time, on February 22, 2006 (which we refer to as the expiration date), unless extended in our sole and absolute discretion. By tendering your old notes, you represent to us that:

•	any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

•	at the time of commencement of the exchange offer, neither you nor anyone receiving new notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes in violation of the Securities Act;

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act, or if you are our “affiliate”, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	you are not holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering;

•	if you are not a participating broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes, as defined in the Securities Act; and

•	if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

Withdrawal; Non-Acceptance

You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on February 22, 2006. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of the old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company, any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered old notes, see the “The Exchange Offer— Terms of the Exchange Offer; Period for Tendering Old Notes” and the “The Exchange Offer—Withdrawal Rights.”

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering the Old Notes

Unless you comply with the procedures described below under the caption “The Exchange Offer—Guaranteed Delivery Procedures,” you must do one of the following on or prior to the expiration or termination of the exchange offer to participate in the exchange offer:

•	tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to U.S. Bank National Association, as exchange agent, at one of the addresses listed below under the caption “The Exchange Offer—Exchange Agent,” or

•	tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, U.S. Bank National Association, as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC prior to the expiration or termination of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, see the discussion below under the caption “The Exchange Offer— Book-Entry Transfers.”

Guaranteed Delivery Procedures	If you are a registered holder of old notes and wish to tender your old notes in the exchange offer, but

•	the old notes are not immediately available;

•	time will not permit your old notes or other required documents to reach the exchange agent before the expiration or termination of the exchange offer; or

•	the procedure for book-entry transfer cannot be completed prior to the expiration or termination of the exchange offer;

then you may tender old notes by following the procedures described below under the caption “The Exchange Offer—Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners

If you are a beneficial owner whose old notes are registered in the name of the broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.

Material Federal Income Tax Considerations

The exchange of the old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion under the caption “United States Federal Income Tax Considerations” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Exchange Agent

U.S. Bank National Association is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption “The Exchange Offer—Exchange Agent.”

Resales

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to the third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act;

•	you are not acquiring the new notes in the exchange offer in the ordinary course of your business;

•	you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes you will receive in the exchange offer;

•	you are holding old notes that have or are reasonably likely to have the status of an unsold allotment in the initial offering; or

•	you are a participating broker-dealer that received new notes for its own account in the exchange offer in exchange for old notes that were acquired as a result of market-making or other trading activities.

If you fall within one of the exceptions listed above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes. See the discussion below under the caption “The Exchange Offer— Procedures for Tendering Old Notes” for more information.

Broker-Dealer

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market making or trading activities. We have agreed that for a period of up to 180 days after the expiration date, as defined in this prospectus, we will promptly send additional copies of this prospectus to any broker-dealer that requests such documents in the letter of transmittal. See “Plan of Distribution.”

Registration Rights

Prior to our issuing of the old notes in September 2005, we entered into a registration rights agreement with the initial purchasers of the old notes. Under the terms of the registration rights agreement, we agreed to use our best efforts to file with the SEC and cause to become effective, a registration statement relating to an offer to exchange the old notes for the new notes.

If we do not complete the exchange offer within 250 days of the date that we sold the old notes (September 2, 2005), the interest rate borne by the old notes will be increased at a rate of 0.5% per annum during the 90-day period immediately following the occurrence of a registration default and increases 0.5% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 2.0% per annum.

Under some circumstances set forth in the registration rights agreement, holders of old notes, including holders who are not permitted to participate in the exchange offer or who may freely sell new notes received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the old notes by these holders.

A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See “Registration Rights Agreement.”

Consequence of Not Exchanging Old Notes

If you do not exchange your old notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old notes. In general, you may offer to sell your old notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the old notes under the Securities Act. Under some circumstances, however, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell new notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of old notes by these holders. For more information regarding the consequences of not tendering your old notes and our obligation to file a shelf registration statement, see “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes” and “Description of the New Notes—Registration Rights Agreement.”

Summary Description of the New Notes

The terms of the new notes and those of the outstanding old notes are substantially identical, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. For a more complete understanding of the new notes, see “Description of the New Notes.”

Issuer	Columbus McKinnon Corporation

Notes Offered	$136.0 million aggregate principal amount of 8 7/8% Senior Subordinated Notes due 2013.

Maturity Date	November 1, 2013.

Interest Payments	Interest will be payable semiannually in arrears on May 1 and November 1 of each year, beginning on November 1, 2005.

Optional Redemption

We may redeem some or all of the notes beginning on November 1, 2009 at the redemption prices listed under “Description of the New Notes—Optional Redemption.” We may also redeem some or all of the new notes prior to November 1, 2009 at a redemption price equal to the make-whole amount set forth under “Description of the Notes—Optional Redemption.”

Prior to November 1, 2008, we may redeem up to 35% of the original aggregate principal amount of the new notes, at a redemption price of 108.875%, plus accrued and unpaid interest to the date of redemption, with the net proceeds of certain equity offering, as long as:

•	at least 65% of the original aggregate principal amount of the new notes remains outstanding immediately after the occurrence of each such redemption; and

•	each such redemption occurs within 90 days after the date of the related equity offering.

Change of Control

If we experience a change of control as defined under “Description of the New Notes,” we will be required to make an offer to repurchase the new notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the New Notes—Change of Control.”

Guarantees

The new notes will be guaranteed, jointly and severally, on a senior subordinated basis, by certain of our existing and future domestic restricted subsidiaries and by Audubon Europe S.ár.l. The new notes will not be guaranteed by CM Insurance Company, Inc., our domestic captive insurance company, Spreckels Water Company, Inc. or Spreckels Consolidated Industries, Inc.

Ranking	The new notes and the guarantees will be our and the subsidiary guarantors’ senior subordinated obligations and will rank:

•	equally in right of payment with all of our and our subsidiary guarantors’ existing and future senior subordinated indebtedness;

•	junior to our and our subsidiary guarantors’ obligations under our revolving credit facility and 10% Notes and any of our and our subsidiary guarantors’ other existing and future senior indebtedness.

In addition, the new notes will be structurally subordinated to the existing and future liabilities, including trade payables, of our subsidiaries that are not providing guarantees.

As of October 22, 2005, after giving effect to the Refinancing and the use of proceeds therefrom:

•	we (excluding our subsidiaries) would have had approximately $78.9 million of senior indebtedness outstanding, all of which is secured indebtedness;

•	our subsidiary guarantors would have had approximately $78.9 million of senior indebtedness outstanding. All of the senior indebtedness of the subsidiary guarantors consists of their respective guaranties of our senior indebtedness; and

•	our subsidiaries that are not guaranteeing the new notes would have had approximately $65.6 million of liabilities outstanding, including trade payables, but excluding any inter-company liabilities.

Certain Covenants	The terms of the new notes place certain limitations on our and our restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	pay dividends on our capital stock or repurchase or redeem capital stock;

•	make specific types of investments;

•	sell assets or merge with other companies;

•	enter into certain types of transactions with affiliates;

•	incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us; and

•	transfer or issue shares of capital stock of restricted subsidiaries.

These covenants are subject to a number of important exceptions and qualifications described under “Description of the Notes—Certain Covenants.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in exchange for the old notes pursuant to the exchange offer.

Risk Factors

Investing in the new notes involves substantial risk. See “Risk Factors” for a discussion of certain factors that you should consider before participating in the exchange offer.

Additional Information

Our company was incorporated under the laws of the State of New York in 1929. Our executive offices are located at 140 John James Audubon Parkway, Amherst, New York 14228-1197, and our telephone number is (716) 689-5400. Our web site address is http://www.cmworks.com. Information contained on our web site is not a part of this prospectus.

SUMMARY CONSOLIDATED FINANCIAL DATA

(amounts in millions, except per share data)

The following table sets forth certain consolidated financial data for the three-year period ended March 31, 2005 and for the six-month periods ended October 3, 2004 and October 2, 2005. The consolidated financial data for the fiscal years ended March 31, 2003, 2004 and 2005 are derived from the audited consolidated financial statements incorporated by reference herein. The consolidated financial data for the six months ended October 3, 2004 and October 2, 2005 are derived from our unaudited consolidated financial statements incorporated by reference herein. The unaudited consolidated financial statements include all adjustments consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and results of operations for these periods.

The information presented below is only a summary and should be read in conjunction with our consolidated financial statements, including the notes thereto, incorporated by reference herein. Operating results for the six-month period ended October 2, 2005 are not necessarily indicative of the results that may be expected for the entire year ended March 31, 2006.

	Fiscal Year Ended March 31			Six Months Ended
	2003	2004	2005	10/03/04	10/02/05
Statement of Operations Data:
Net sales	$453.3	$444.5	$514.8	$244.4	$275.6
Cost of products sold	346.0	339.7	388.9	183.0	203.9

Gross profit	107.3	104.8	125.9	61.4	71.7
Selling expenses	47.4	48.3	52.3	25.0	26.7
General and administrative expenses	26.6	25.0	31.7	15.0	16.7
Restructuring charges(1)	3.7	1.2	0.9	0.2	0.3
Write-off/amortization of intangibles(2)	4.2	0.4	0.3	0.1	0.1

Income from operations	25.4	29.9	40.7	21.1	27.9
Interest and debt expense	32.0	28.9	27.6	14.2	13.3
Other (income) expense	(2.1)	(4.2)	(5.2)	(0.6)	1.1

(Loss) income before income tax expense	(4.5)	5.2	18.3	7.5	13.5
Income tax expense	1.5	4.0	2.2	1.7	3.3

(Loss) income from continuing operations	(6.0)	1.2	16.1	5.8	10.2
Total income from discontinued operations	—	—	0.6	0.2	0.4
Cumulative effect of change in accounting principle(2)	(8.0)	—	—	—	—

Net (loss) income	$(14.0)	$1.2	$16.7	6.0	10.6

Basic (loss) income per share	$(0.97)	$0.08	$1.14	0.41	0.72
Diluted (loss) income per share	$(0.97)	$0.08	$1.13	0.41	0.70
Average basic shares outstanding	14.5	14.6	14.6	14.6	14.7
Average diluted shares outstanding	14.5	14.6	14.8	14.7	15.2

Balance Sheet Data (end of period):
Cash and cash equivalents	$1.9	$11.1	$9.5	9.9	42.5
Working capital	96.4	101.3	102.7	104.1	138.0
Total assets	482.6	473.4	480.9	472.1	508.8
Total debt(3)	316.3	293.4	270.9	294.3	280.7
Total shareholders’ equity	52.7	63.0	81.8	69.6	93.4

Other Financial Data:
Depreciation and amortization	14.8	10.1	9.2	4.7	4.7
Capital expenditures (used in)	5.0	3.6	5.9	1.9	3.8
Net cash provided by operating activities of continuing operations	14.2	26.4	17.2	(2.8)	24.2
Net cash provided by (used in) investing activities of continuing operations	16.0	4.3	2.5	0.3	(1.2)
Net cash (used in) provided by financing activities of continuing operations	(41.9)	(21.5)	(21.9)	1.1	9.4

(1)	The restructuring charges were primarily attributable to the closure or significant reorganization of 13 manufacturing or warehouse facilities.
(2)	As a result of our adoption of Statement of Financial Accounting Standards, or SFAS No. 142, commencing in 2003, goodwill is no longer amortized. The write-off/amortization of intangibles charge in fiscal 2003 represents a $4.0 million impairment write-off. In addition, the cumulative effect of change in accounting principle represents the impact of adopting SFAS No. 142.
(3)	Total debt includes long-term debt, including the current portion, notes payable and subordinated debt.

RISK FACTORS

An investment in the new notes involves risk. The risks below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business operations. All of the following risks could affect our business, financial condition or results of operations. In such a case, you may lose all or a part of your original investment. You should consider carefully, in addition to the other information set forth or incorporated by reference in this prospectus, the following risk factors before tendering your old notes in the exchange offer.

Risks Related to Our Indebtedness

Our substantial level of indebtedness may adversely affect our financial condition, limit our ability to grow and compete and prevent us from fulfilling our debt service obligations, including with respect to the notes.

We are highly leveraged, which means that we have incurred indebtedness that is substantial in relation to our income from operations, net cash provided by operating activities of continuing operations and shareholders’ equity. As of October 2, 2005, on a pro forma basis after giving effect to (i) the offering of the old notes and the use of proceeds therefrom and (ii) the offering of our common stock in November 2005 and the use of proceeds therefrom, we would have had total debt of approximately $214.9 million. This total debt represents approximately 59.8% of our total capitalization at that date. The degree to which we are leveraged could have important consequences to holders of the notes, including the following:

•	we must dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our debt, which reduces the funds available for our operations;

•	a portion of our debt is at variable rates of interest, which makes us vulnerable to increases in interest rates; for example, interest expense for fiscal 2005, would have increased $0.1 million for every percentage point increase in interest rates, based upon variable rate debt outstanding as of March 31, 2005;

•	it may limit our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes;

•	the debt service requirements of our other indebtedness could make it more difficult for us to make payments on the notes;

•	it may limit our ability to adjust to changing market conditions and to withstand competitive pressures, putting us at a competitive disadvantage; and

•	we may be more vulnerable to a continued downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth and productivity-improvement programs.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and we will likely be required to take other actions to repay our obligations under certain of our indebtedness, which may not be successful.

Giving effect to the issuance of the old notes and the application of the net proceeds therefrom and the offering of our common stock in November 2005 and the use of proceeds therefrom, our estimated annual debt service for fiscal 2006 will be approximately $19.9 million.

Our ability to make scheduled payments on our debt obligations depends on our operating results and financial condition, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. These factors include, among other things:

•	fluctuations in interest rates;

•	unanticipated production interruptions;

•	increased operating costs;

•	prices and supply of raw materials; and

•	product pricing and regulatory developments.

We cannot assure you that we will generate cash flows sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell material assets, seek additional capital or restructure or refinance our indebtedness, including the notes. Restrictions in our existing indebtedness limit our discretion in undertaking these measures and applying the proceeds therefrom and, even if undertaken, such measures may not be successful. In that event, we would face substantial liquidity problems and could be unable to meet our debt service and other obligations.

We do not expect to generate sufficient cash flow to repay our existing 10% Notes upon maturity in 2010. Thus, we will be required to refinance the 10% Notes in order to avoid an event of default. Our ability to consummate such a refinancing will depend upon our financial condition and results of operations at the 2010 maturity date, which, as noted above, are subject to numerous factors, many of which are beyond our control. In addition, our ability to refinance the 10% Notes will depend upon the condition of the capital markets at the time of the transaction, which is impossible to predict and is also beyond our control. Any failure to successfully complete the required refinancing or otherwise pay off the 10% Notes will result in an event of default under the 10% Notes indenture which, by virtue of cross default and cross acceleration provisions, will result in defaults under our other indebtedness, including the notes offered hereby. In such circumstances, all of the defaulted indebtedness could be accelerated to maturity and, as a result, we could be forced into bankruptcy or liquidation. In that event, holders of the notes could lose all or a part of their investment in the notes.

Despite our level of indebtedness, we and our subsidiaries will be able to incur substantially more debt. This could exacerbate the risks described above.

We and our subsidiaries will be able to incur substantial additional indebtedness in the future. Although the indenture governing the notes will contain, and the indenture governing our existing 10% Notes and the agreement governing our revolving credit facility do contain, restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. To the extent new debt is added to our currently anticipated debt levels, the substantial leverage risks described above would increase. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. See “Description of Other Indebtedness” and “Description of the New Notes.”

If we default on our obligations to pay our indebtedness we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our revolving credit facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our revolving credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation.

In addition to operating covenants, the agreement governing our revolving credit facility requires that we meet or maintain compliance with certain financial tests, including a minimum ratio of earnings to fixed charges and a maximum ratio of senior debt to EBITDA (as defined in the credit agreement). Failure to comply with such financial covenants could result in a loss of availability of commitments under our revolving credit facility and a default under the credit agreement. If our operating performance deteriorates we may in the future need to obtain waivers or amendments from the required lenders under our revolving credit facility to maintain funding availability or to avoid being in default, and there can be no assurance that any such waiver or amendment would be granted. If such a default occurs, and the lenders exercise their rights, as described above, we would be subject to cross-default and cross-acceleration provisions in our other indebtedness and could be forced into bankruptcy or liquidation. See “Description of Other Indebtedness” and “Description of the New Notes.”

Our debt instruments contain various restrictive covenants that will limit our operating and financial flexibility.

Our financing arrangements contain, and the indenture governing the notes will contain, a number of operating and financial covenants that will restrict our ability to, among other things:

•	incur additional indebtedness (including senior indebtedness);

•	pay dividends or make certain other distributions;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make investments;

•	create liens;

•	enter into sale and leaseback transactions;

•	sell assets;

•	enter into transactions with affiliates;

•	incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

•	merge or consolidate with or into any other person or transfer all or substantially all of our or our restricted subsidiaries’ assets;

•	transfer or issue shares of capital stock of our restricted subsidiaries; and

•	impair the security interest with respect to the collateral securing the revolving credit facility.

Our ability to comply with such covenants, including those contained in the indenture, may be affected by events beyond our control, including economic, financial and industry conditions. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of the applicable indebtedness or require us to repay the notes prior to maturity, and there can be no assurance that we will have sufficient funds available in those circumstances. Even if we are able to comply with all the applicable covenants, the restrictions on our ability to manage our business in our sole discretion could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities that we believe would be beneficial to us.

Risks Related to the Notes

We depend, to a certain extent, on our subsidiaries for cash needed to service our obligations under the notes, and our subsidiaries may not be able to distribute cash to us.

We rely on the cash generated by our subsidiaries’ operations to service our obligations, including the notes. Our subsidiaries are not obligated to make funds available to us. Our subsidiaries’ ability to make payments to us will depend upon their operating results and will also be subject to applicable laws and contractual restrictions. Some of our subsidiaries may become subject to loan agreements and indentures that restrict sales of assets and prohibit or significantly restrict the payment of dividends or the making of distributions, loans or advances to shareholders. The indenture governing the notes will permit our subsidiaries to incur debt with similar prohibitions and restrictions in the future.

The rights of the holders of the notes to receive payments will be unsecured and subordinated to the rights of the holders of our senior indebtedness.

The notes we are offering will be junior to all of our existing and future senior indebtedness. If we default in the payment of principal or interest with respect to any senior indebtedness, the holders of the notes will not receive any amounts owing on the notes unless and until we have cured the default or our senior lenders have waived it. In addition, no payments in respect of the notes may be made during certain periods when an event of default under certain of our senior debt permits the senior debt lenders to accelerate the maturing of that senior debt.

In the event of any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding regarding our assets, whether voluntary or involuntary, the holders of our indebtedness will be entitled to receive payment before we can make any payment with respect to the notes. If any of these events occurs, we cannot assure you that we will have sufficient assets to pay amounts due under all of our debt obligations. As a result, the holders of the notes may receive less, ratably, than the holders of senior indebtedness and other creditors, or recover nothing, if any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding occurs.

As of October 2, 2005, after giving effect to this offering and the application of net proceeds therefrom and the offering of our common stock in November 2005 and the use of proceeds therefrom, our senior indebtedness (including subsidiaries) would have been $78.9 million.

The notes are structurally subordinated in right of payment to the indebtedness of those of our subsidiaries that are not guaranteeing the notes and, if the guarantees are deemed unenforceable, to those of our guarantor subsidiaries, and the remaining assets of such subsidiaries may not be sufficient to make any payments on the notes.

The notes are structurally subordinated to all liabilities of our subsidiaries that are not guarantors. Although the guarantees provide the holders of the notes with a direct claim as a creditor against the assets of the subsidiary guarantors, the guarantees may not be enforceable (as described in more detail below). If the guarantees by the subsidiary guarantors are not enforceable, the notes would be effectively subordinated to all liabilities of the subsidiary guarantors, including trade payables. As a result of being structurally subordinated to the liabilities of a subsidiary, if there was a dissolution, bankruptcy, liquidation or reorganization of such subsidiary, the holders of the notes would not receive any amounts with respect to the notes until after the payment in full of the claims of creditors of such subsidiary.

Our subsidiaries that are not guarantors generated 29.5% of our net sales for fiscal 2005. As of October 2, 2005, our subsidiaries that are not guarantors accounted for 20.2% of our total assets and had total liabilities (excluding liabilities owed to us) of $65.6 million. Our subsidiaries that are guarantors would have had total liabilities (excluding liabilities owed to us and guarantees of the notes and of the revolving credit facility) of $23.5 million. In addition, certain obligations under our revolving credit facility are secured by the assets of our Canadian subsidiaries who are not guaranteeing the notes.

We may not be able to finance a change of control offer as required by the indenture because we may not have sufficient funds at the time of the change of control.

If we were to experience a change of control as described under the heading “Description of the Notes—Change of Control,” we would be required to make an offer to purchase all of the notes then outstanding at 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. However, we may not have sufficient funds at the time of the change of control to make the required repurchase of the notes, and restrictions in our other indebtedness may not allow such repurchases. In addition, this change of control feature will not protect you in the event of a highly leveraged transaction that does not constitute a change of control under the indenture. See “Description of the Notes—Change of Control.”

In addition, under our revolving credit facility, a change of control would be an event of default. Any future credit agreement or other agreements relating to our indebtedness to which we become a party may contain similar provisions. Our failure to purchase the notes upon a change of control would constitute an event of default under the indenture. This default would, in turn, constitute an event of default under our revolving credit facility and may constitute an event of default under future indebtedness. Any default by us may cause the related debt to be accelerated after any applicable notice or grace periods. If our debt is accelerated, we may not have sufficient funds to repurchase the notes and repay the debt.

Our financial failure or the financial failure of any subsidiary guarantor may hinder the receipt of payment on the notes, as well as your ability to enforce remedies under the subsidiary guarantees.

An investment in the notes, as in any type of security, involves insolvency and bankruptcy considerations that investors should carefully consider. If we or any of our subsidiary guarantors become debtors subject to insolvency proceedings under the bankruptcy code, the proceedings are likely to result in delays in the payment of the notes and in the exercise of enforcement remedies under the notes or the subsidiary guarantees. Provisions under the bankruptcy code or general principles of equity that could result in the impairment of your rights include the automatic stay, avoidance of preferential transfers by a trustee or debtor-in-possession, substantive consolidation, limitations on collectibility of unmatured interest or attorneys’ fees and forced restructuring of the notes.

Our financial failure or the financial failure of any of our subsidiaries may result in our assets and the assets of any or all of our subsidiaries becoming subject to the claims of our creditors and the creditors of all of our subsidiaries.

A financial failure by us or our subsidiaries could affect payment of the notes if a bankruptcy court were to “substantively consolidate” us and our subsidiaries. If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would be subject to the claims of creditors of all entities. This would expose you not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the notes could occur through the “cram-down” provision of the bankruptcy code. Under this provision, the notes could be restructured over your objections as to their general terms, including interest rate and maturity.

Applicable statutes allow courts, under specific circumstances, to avoid the subsidiary guarantees of the notes.

Our creditors, or the creditors of one or more subsidiary guarantors, could challenge the subsidiary guarantees as fraudulent transfers, conveyances or preferences or on other grounds under applicable law. The delivery of the subsidiary guarantees could be found to be a fraudulent transfer, conveyance or preference or otherwise void if a court were to determine that:

•	a subsidiary guarantor delivered its subsidiary guarantee with the intent to defeat, hinder, delay or defraud its existing or future creditors; or

•	the subsidiary guarantor did not receive fair consideration for the delivery of the subsidiary guarantee and either:

•	the subsidiary guarantor was insolvent at the time it delivered the subsidiary guarantee or was rendered insolvent by incurring the indebtedness evidenced by its guarantee; or

•	the subsidiary guarantor was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital.

To the extent a court voids a subsidiary guarantee as a fraudulent transfer, preference or conveyance or holds it unenforceable for any other reason, holders of notes would cease to have any direct claim against the subsidiary guarantor that delivered that subsidiary guarantee. If a court were to take this action, the subsidiary guarantor’s assets would be applied first to satisfy the subsidiary guarantor’s liabilities, if any, before any portion of its assets could be distributed to us to be applied to the payment of the notes. We cannot assure you that a subsidiary guarantor’s remaining assets would be sufficient to satisfy the claims of the holders of notes relating to any voided portions of the subsidiary guarantees.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

An active trading market for the notes may not develop.

The notes are a new issue of securities with no existing trading market. We do not intend to have the notes listed on a national securities exchange, although we expect that they will be eligible for trading in The PortalSM Market. We have been informed by the initial purchasers that they currently intend to make a market in the notes. However, they are not obligated to do so, and may cease their market-making activities at any time without notice. Accordingly, we cannot assure you of the liquidity of the market for the notes or the prices at which you may be able to sell the notes.

In addition, the market for non-investment grade debt has historically been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions. Any such disruptions may have a negative effect on you, as a holder of the notes, regardless of our prospects and financial performance. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. In addition to disruptions in the non-investment grade debt market, factors that could cause the notes to trade at a discount include an increase in interest rates, a decline in economic conditions generally or the material handling industry specifically and a decline in our financial condition.

Risks Related To Our Business

Our business is cyclical and is affected by industrial economic conditions, and over the past several years we experienced substantially reduced demand for our products.

Many of the end-users of our products are in highly cyclical industries, such as general manufacturing and construction, that are sensitive to changes in general economic conditions. Their demand for our products, and thus our results of operations, is directly related to the level of production in their facilities, which changes as a result of changes in general economic conditions and other factors beyond our control. In fiscal 2003 and 2004, for example, we experienced significantly reduced demand for our products, generally as a result of the global economic slowdown, and more specifically as a result of the dramatic decline in capital goods spending in the industries in which our end-users operate. These lower levels of demand resulted in a 24.2% decline in net sales from fiscal 2001 to fiscal 2004, from $586.2 million to $444.6 million. This decline in net sales resulted in a 54.6% decrease in our income from operations during the same period. We saw a significant improvement in demand for our products in fiscal 2005. Our net sales for fiscal 2005 were $514.8 million, up $70.2 million or 15.8% from fiscal 2004 net sales.

If the current upturn does not continue or if there is deterioration in the general economy or in the industries we serve, our business, results of operations and financial condition could be materially adversely affected. In addition, the cyclical nature of our business could at times also adversely affect our liquidity and ability to borrow under our revolving credit facility.

We rely in large part on independent distributors for sales of our products.

We depend on independent distributors to sell our products and provide service and aftermarket support to our end-user customers. Distributors play a significant role in determining which of our products are stocked at the branch locations, and hence are most readily accessible to aftermarket buyers, and the price at which these products are sold. Almost all of the distributors with whom we transact business offer competitive products and services to our end-user customers. We do not have written agreements with our distributors located in the United States. The loss of a substantial number of these distributors or an increase in the distributors’ sales of our competitors’ products to our ultimate customers could materially reduce our sales and profits.

We are subject to currency fluctuations from our international sales.

Our products are sold in many countries around the world. Thus, a portion of our revenues (approximately $153.8 million in fiscal year 2005) is generated in foreign currencies, including principally the euro and the Canadian dollar, while a portion of the costs incurred to generate those revenues are incurred in other currencies. Since our financial statements are denominated in U.S. dollars, changes in currency exchange rates between the U.S. dollar and other currencies have had, and will continue to have, an impact on our earnings. We currently do not have exchange rate hedges in place to reduce the risk of an adverse currency exchange movement. Currency fluctuations may impact our financial performance in the future.

Our international operations pose certain risks that may adversely impact sales and earnings.

We have operations and assets located outside of the United States, primarily in Canada, Mexico, Germany, the United Kingdom, Denmark, France and China. In addition, we import a portion of our hoist product line from Asia, and sell our products to distributors located in approximately 50 countries. In fiscal 2005, approximately 37% of our net sales were derived from non-U.S. markets. These international operations are subject to a number of special risks, in addition to the risks of our domestic business, including currency exchange rate fluctuations, differing protections of intellectual property, trade barriers, labor unrest, exchange controls, regional economic uncertainty, differing (and possibly more stringent) labor regulation, risk of governmental expropriation, domestic and foreign customs and tariffs, current and changing regulatory environments, difficulty in obtaining distribution support, difficulty in staffing and managing widespread operations, differences in the availability and terms of financing, political instability and risks of increases in taxes. Also, in some foreign jurisdictions we may be subject to laws limiting the right and ability of entities organized or operating therein to pay dividends or remit earnings to affiliated companies unless specified conditions are met. These factors may adversely affect our future profits.

Part of our strategy is to expand our worldwide market share and reduce costs by strengthening our international distribution capabilities and sourcing basic components in foreign countries, particularly in Mexico and China. Implementation of this strategy may increase the impact of the risks described above, and we cannot assure you that such risks will not have an adverse effect on our business, results of operations or financial condition.

Our business is highly competitive and increased competition could reduce our sales, earnings and profitability.

The principal markets that we serve within the material handling industry are fragmented and highly competitive. Competition is based primarily on performance, functionality, price, brand recognition, customer service and support, and product availability. Our competition in the markets in which we participate comes from companies of various sizes, some of which have greater financial and other resources than we do. Increased competition could force us to lower our prices or to offer additional services at a higher cost to us, which could reduce our gross margins and net income.

The greater financial resources or the lower amount of debt of certain of our competitors may enable them to commit larger amounts of capital in response to changing market conditions. Certain competitors may also have the ability to develop product or service innovations that could put us at a disadvantage. In addition, some of our competitors have achieved substantially more market penetration in certain of the markets in which we operate, including crane building. If we are unable to compete successfully against other manufacturers of material handling equipment, we could lose customers and our revenues may decline. There can also be no assurance that customers will continue to regard our products favorably, that we will be able to develop new products that appeal to customers, that we will be able to improve or maintain our profit margins on sales to our customers or that we will be able to continue to compete successfully in our core markets.

Our products involve risks of personal injury and property damage, which exposes us to potential liability.

Our business exposes us to possible claims for personal injury or death and property damage resulting from the products that we sell. We maintain insurance through a combination of self-insurance retentions and excess insurance coverage. We monitor claims and potential claims of which we become aware and establish accrued liability reserves for the self-insurance amounts based on our liability estimates for such claims. We cannot give any assurance that existing or future claims will not exceed our estimates for self-insurance or the amount of our excess insurance coverage. In addition, we cannot give any assurance that insurance will continue to be available to us on economically reasonable terms or that our insurers would not require us to increase our self-insurance amounts. Claims brought against us that are not covered by insurance or that result in recoveries in excess of insurance coverage could have a material adverse effect on our results and financial condition.

Our future operating results may be affected by fluctuations in steel prices. We may not be able to pass on increases in raw material costs to our customers.

The principal raw material used in our chain, forging and crane building operations is steel. The steel industry as a whole is highly cyclical, and at times pricing can be volatile due to a number of factors beyond our control, including general economic conditions, labor costs, competition, import duties, tariffs and currency exchange rates. During 2004, the market price of steel has increased significantly but has stabilized, or even decreased, in some steel categories during 2005. This volatility can significantly affect our raw material costs. In an environment of increasing raw material prices, competitive conditions will determine how much of the steel price increases we can pass on to our customers. During 2004 and 2005, we were successful at adding and maintaining a surcharge to the costs of our high steel content products reflecting the increased cost of steel. In the future, to the extent we are unable to pass on any steel price increases to our customers, our profitability could be adversely affected.

We depend on our senior management team and the loss of any member could adversely affect our operations.

Our success is dependent on the management and leadership skills of our senior management team. The loss of any of these individuals or an inability to attract, retain and maintain additional personnel could prevent us from implementing our business strategy. We cannot assure you that we will be able to retain our existing senior management personnel or attract additional qualified personnel when needed. Effective August 4, 2005, our former Chief Financial Officer, Robert R. Friedl, resigned as an employee of the company. We have not entered into employment agreements with any of our senior management personnel.

We are subject to various environmental laws which may require us to expend significant capital and incur substantial cost.

Our operations and facilities are subject to various federal, state, local and foreign requirements relating to the protection of the environment, including those governing the discharges of pollutants in the air and water, the generation, management and disposal of hazardous substances and wastes and the cleanup of contaminated sites. We have made, and will continue to make, significant expenditures to comply with such requirements. Violations of, or liabilities under, environmental laws and regulations, or changes in such laws and regulations (such as the imposition of more stringent standards for discharges into the environment), could result in substantial costs to us, including operating costs and capital expenditures, fines and civil and criminal sanctions, third party claims for property damage or personal injury, clean-up costs or costs relating to the temporary or permanent discontinuance of operations. Certain of our facilities have been in operation for many years, and we have remediated contamination at some of our facilities. Over time, we and other predecessor operators of such facilities have generated, used, handled and disposed of hazardous and other regulated wastes. We could incur additional environmental liabilities, including clean-up obligations at these locations or other sites at which materials from our operations were disposed, which could result in substantial future expenditures that cannot be currently quantified and which could reduce our profits or have an adverse effect on our financial condition.

Risks Related to The Exchange Offer

Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer.

If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer to sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act. For further information regarding the consequences of tendering your old notes in the exchange offer, see the discussion below under the captions “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes” and “Certain United States Federal Income Tax Considerations.”

You must comply with the exchange offer procedures in order to receive freely tradable new notes.

Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•	certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the Exchange Agent’s account at DTC, New York, New York as depository, including an Agent’s Message (as defined herein) if the tendering holder does not deliver a letter of transmittal;

•	a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or an Agent’s Message in lieu of the letter transmittal; and

•	any other documents required by the letter of transmittal.

Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See “Exchange Offer— Procedures for Tendering Old Notes” and “The Exchange Offer—Consequences of Exchange or Failing to Exchange Old Notes.”

Some holders who exchange their old notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your old notes in the exchange offer for the purpose of participating in the distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the Registration Rights Agreement dated September 2, 2005, among Columbus McKinnon Corporation, the subsidiary guarantors, Credit Suisse First Boston LLC and Banc of America Securities LLC. We will not receive any proceeds from the exchange offer. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

The net proceeds from the offering of the old notes were $133.6 million. We used such net proceeds, together with borrowings under our revolving credit facility and cash on hand (see “Description of Other Indebtedness”), to repurchase or redeem all of our outstanding 8 1/2% Notes which would have matured in March 2008, pay accrued interest thereon, and pay tender or redemption premiums associated with the repurchase or redemption of the remaining outstanding 8 1/2% Notes.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

Subject to terms and conditions detailed in this prospectus, we will accept for exchange old notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term “expiration date” means 5:00 p.m., New York City time, on February 22, 2006. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. The term “expiration date” means the latest time and date to which the exchange offer is extended.

As of the date of this prospectus, $136.0 million aggregate principal amount of old notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date hereof, to all holders of old notes known to us.

We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Old notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes, upon the occurrence of any of the conditions of the exchange offer specified under “—Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

The tender to us of old notes by you as set forth below and our acceptance of the old notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent’s message in lieu of such letter of transmittal, to U.S. Bank National Association, as exchange agent, at the address set forth below under “—Exchange Agent” on or prior to the expiration date. In addition, either:

•	certificates for such old notes must be received by the exchange agent along with the letter of transmittal;

•	a timely confirmation of a book-entry transfer (a “book-entry confirmation”) of such old notes, if such procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer must be received by the exchange agent, prior to the expiration date, with the letter of transmittal or an agent’s message in lieu of such letter of transmittal; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution (as defined below).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an “eligible institution”). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an eligible institution.

We or the exchange agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). Our or the exchange agent’s interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the old notes.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

By tendering old notes, you represent to us that, among other things, the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder, that neither the holder nor such other person has any arrangement or understanding with any person, to participate in the distribution of the new notes, and that you are not holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering. If you are our “affiliate,” as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired pursuant to the exchange offer, you or any such other person:

•	could not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.” The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See “—Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. Holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes. Holders of new notes will not receive any payment in respect of accrued interest on old notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

In all cases, issuance of new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

•	a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof; and

•	all other required documents.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder (or, in the case of old notes tendered by book entry transfer into the exchange agent’s account at DTC pursuant to the book-entry procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the old notes at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under “—Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

If you desire to tender your old notes and your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, a tender may be effected if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent received from such eligible institution a notice of guaranteed delivery, substantially in the form we provide (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth your name and address, the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by such eligible institution with the exchange agent; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent’s message in lieu thereof, with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

You may withdraw your tender of old notes at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under “—Exchange Agent.” This notice must specify:

•	the name of the person having tendered the old notes to be withdrawn;

•	the old notes to be withdrawn (including the principal amount of such old notes); and

•	where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder or, in the case of old notes tendered by book-entry transfer, into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such old notes:

(a)	the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC; or

(b)	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court of governmental agency or other governmental regulatory or administrative agency or commission,

(1)	seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof, or

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes pursuant to the exchange offer;

or any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action has been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above or, in our reasonable judgment, might result in the holders of new notes having obligations with respect to resales and transfers of new notes which are greater than those described in the interpretation of the SEC referred to on the cover page of this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

(c)	there has occurred:

(1)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market;

(2)	any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer;

(3)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(4)	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; or

(d)	any change (or any development involving a prospective change) has occurred or is threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects and our subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the old notes or the new notes;

which in our reasonable judgment in any case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the registration statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

We have appointed U.S. Bank National Association as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below.

Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

U.S. Bank National Association, Exchange Agent

By Registered or Certified Mail, Overnight Delivery after 4:30 p.m. on the Expiration Date:

U.S. Bank National Association

60 Livingston Avenue

St. Paul, Minnesota 55107

Attn: Specialized Finance

For Information

Call: 1-800-934-6802

By Facsimile Transmission (for Eligible Institutions only): (651) 495-8158

Confirm by Telephone: 1-800-934-6802

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

The principal solicitation is being made by mail by U.S. Bank National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of old notes in the exchange offer unless you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Old Notes

If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your certificates. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act;

•	you are not acquiring the new notes in the exchange offer in the ordinary course of your business;

•	you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes you will receive in the exchange offer;

•	you are holding old notes that have, or are reasonably likely to have, the status of any unsold allotment in the initial offering; or

•	you are a participating broker-dealer.

We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in the circumstances described in the no action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of new notes and has no arrangement or understanding to participate in a distribution of new notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the new notes or have any arrangement or understanding with respect to the distribution of the new notes you will receive in the exchange offer, you may not rely on the applicable interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. In addition, to comply with state securities laws, you may not offer or sell the new notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the new notes to “qualified institutional buyers” (as defined in Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

DESCRIPTION OF OTHER INDEBTEDNESS

General

Set forth below is certain information concerning our revolving credit facility, as amended in April 2005 and August 2005, and our existing 10% Notes.

Our Existing Revolving Credit Facility

Revolving Credit Facility. Our revolving credit facility provides for borrowings on a revolving basis of up to $65.0 million, subject to limitations based on the underlying collateral, of which up to $20.0 million is available in the form of domestic and foreign letters of credit. The revolving credit facility matures on March 31, 2007. Borrowings under the revolving credit facility accrue interest, at our option, at either (i) a Base Rate (which is equal to the greater of (A) the Federal Funds Rate plus 0.5% or (B) Bank of America’s prime rate), plus an applicable margin, currently 50 basis points, based on our senior leverage ratio or (ii) a Eurodollar rate based on LIBOR, plus an applicable margin, currently 175 basis points, determined by our senior leverage ratio.

Guarantees and Security. Our obligations under the revolving credit facility are (i) guaranteed by certain of our domestic subsidiaries and Audubon Europe S.àr.l. and (ii) secured by substantially all of our tangible and intangible assets located in the U.S. and by pledges of the capital stock of our domestic subsidiaries and by our foreign subsidiaries that are owned directly by us or a guarantor (limited to 65% of the stock of our foreign subsidiaries other than Audubon Europe S.àr.l., 100% of the stock of which is pledged).

Covenants. The credit agreement contains certain covenants that require us to, among other things, satisfy certain financial tests relating to: (i) our senior leverage ratio, (ii) our fixed charge coverage ratio and (iii) our minimum EBITDA of U.S. Credit Parties (as defined in the credit agreement). The credit agreement also contains various other covenants that restrict our ability to, among other things, (i) incur additional indebtedness, (ii) permit liens to attach to our assets, (iii) guarantee the indebtedness of others, (iv) enter into merger or consolidation transactions or sell assets, (v) make investments, (vi) pay dividends or make other restricted payments on our capital stock, (vii) enter into transactions with our affiliates and (viii) enter into sale and leaseback transactions. The credit agreement contains other covenants, representations, warranties, indemnifications and events of default that are customary for agreements of this type. Immediately prior to the offering of the old notes, we amended our senior credit facility to allow for the offer and sale of up to $136 million in subordinated notes.

Our Existing 10% Senior Secured Notes

In July 2003, we issued $115.0 million aggregate principal amount of our 10% Notes, which are due on August 1, 2010, which we refer to as the 10% Notes. We may, at our option, redeem the 10% Notes at any time at specified redemption prices which range from 105% in 2007 to 100% on and after August 1, 2009. In the event of a change of control (as defined in the indenture governing the 10% Notes), each holder of the 10% Notes may require us to redeem all or a portion of his 10% Notes at a price equal to 101% of the principal amount thereof. The indenture governing the 10% Notes contains certain restrictive covenants, including, among other things, (i) limitations on restricted payments, (ii) limitations on dividends, (iii) limitations on the incurrence of additional indebtedness and the issuance of preferred stock by certain of our subsidiaries, (iv) limitations on the disposition of proceeds from any asset sales, (v) limitations on transactions with affiliates, (vi) limitations on liens and (vii) limitations on our ability to consolidate, merge or sell all or substantially all of our assets. The 10% Notes are secured by a second priority lien on a security interest in substantially all of the assets owned by us or the subsidiary guarantors that secure our obligations under our revolving credit facility. The 10% Notes are not subject to sinking fund requirements. In December 2005, we redeemed approximately $40.3 million of the 10% Notes with the proceeds of our common stock offering.

DESCRIPTION OF THE NEW NOTES

Columbus McKinnon Corporation issued the old notes and will issue the new notes under the Indenture (the “Indenture”) among itself, certain of its Subsidiaries and U.S. Bank National Association, as Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

Certain terms used in this description are defined under the subheading “—Certain Definitions.” In this description, the word “Company” refers only to Columbus McKinnon Corporation and not to any of its subsidiaries.

The following description is only a summary of the material provisions of the Indenture and the Registration Rights Agreement. We urge you to read the Indenture and the Registration Rights Agreement because they, not this description, define your rights as Holders of the Notes. You may request copies of these agreements at our address set forth under the heading “Where You Can Find More Information.”

Brief Description of the Notes

The new notes:

•	are senior subordinated obligations of the Company;

•	are subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

•	are senior in right of payment to any future Subordinated Obligations of the Company;

•	are guaranteed by each Subsidiary Guarantor on a senior subordinated basis; and

•	are subject to registration with the SEC pursuant to the Registration Rights Agreement.

Principal, Maturity and Interest

The Company will issue the new notes initially with a maximum aggregate principal amount of $136.0 million. The Company will issue the new notes in denominations of $1,000 and any integral multiple of $1,000. The notes will mature on November 1, 2013. Subject to our compliance with the covenant described under the subheading “—Certain Covenants—Limitation on Indebtedness”, we are permitted to issue more notes under the Indenture (the “Additional Notes”), provided that the notes and the Additional Notes will be fungible for U.S. federal income tax purposes. The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the New Notes,” references to the Notes include any Additional Notes actually issued.

Interest on the new notes will accrue at the rate of 8 7/8% per annum and will be payable semiannually in arrears on May 1 and November 1, commencing on November 1, 2005. We will make each interest payment to the Holders of record of the new notes on the immediately preceding April 15 and October 15. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Interest on the new notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Additional interest may accrue on the new notes in certain circumstances pursuant to the Registration Rights Agreement.

Optional Redemption

Except as set forth below, we will not be entitled to redeem the new notes at our option prior to November 1, 2009.

We shall be entitled to redeem the new notes at our option at any time or from time to time prior to November 1, 2009, as a whole or in part, at a redemption price per new note equal to the sum of (1) the then outstanding principal amount thereof, plus (2) accrued and unpaid interest (if any) to the date of redemption, plus (3) the Applicable Premium.

The following definitions are used to determine the Applicable Premium:

“Applicable Premium” means, with respect to a new note at any redemption date, the greater of (i) 1.0% of the then outstanding principal amount of such new note at such time and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such new note on November 1, 2009 (such redemption price being described in the fourth paragraph of this “—Optional Redemption” section, exclusive of any accrued interest), plus (2) all required remaining scheduled interest payments due on such new note through November 1, 2009, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then outstanding principal amount of such new note at such time.

“Treasury Rate” means the yield-to-maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for repayment or, in the case of defeasance, prior to the date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to November 1, 2009; provided, however, that if the average life to November 1, 2009, is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly yields of United States Treasury securities for which such yields are given, except that if the average life to November 1, 2009, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

On and after November 1, 2009, we will be entitled at our option on one or more occasions to redeem all or a portion of the new notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 1 of the years set forth below:

Period	Redemption Price
2009	104.438%
2010	102.219%
2011 and thereafter	100.000%

Prior to November 1, 2008, we may at our option, on one or more occasions, redeem new notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the new notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 108.875%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided, however, that

(1)	at least 65% of such aggregate principal amount of new notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than new notes held, directly or indirectly, by the Company or its Affiliates); and

(2)	each such redemption occurs within 120 days after the date of the related Equity Offering.

Selection and Notice of Redemption

If we are redeeming less than all the new notes at any time, the Trustee will select new notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

We will redeem new notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of new notes to be redeemed at its registered address.

If any new note is to be redeemed in part only, the notice of redemption that relates to that new note will state the portion of the principal amount thereof to be redeemed. We will issue a new note in a principal amount equal to the unredeemed portion of the original new note in the name of the Holder upon cancellation of the original note. New notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on new notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the new notes. However, under certain circumstances, we may be required to offer to purchase new notes as described under the captions “—Change of Control” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.” We may at any time and from time to time purchase new notes in the open market or otherwise.

Guarantees

The Subsidiary Guarantors will jointly and severally guarantee, on a senior subordinated basis, our Obligations under the new notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Applicable statutes allow courts, under specific circumstances, to avoid the subsidiary guarantees of the notes.”

Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee will be entitled upon payment in full of all guaranteed Obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment, determined in accordance with GAAP.

If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of such Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero. See “Risk Factors—Applicable statutes allow courts, under specific circumstances, to avoid the subsidiary guarantees of the notes.”

Pursuant to the Indenture, a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under “—Certain Covenants—Merger and Consolidation”; provided, however, that if such other Person is not the Company, such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee must be expressly assumed by such other Person, except that such assumption will not be required in the case of either:

(1)	the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor; or

(2)	the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

in each case other than to the Company or an Affiliate of the Company and as permitted by the Indenture and if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition.

The Subsidiary Guarantee of a Subsidiary Guarantor also will be released:

(1)	upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

(2)	at such time as such Subsidiary Guarantor does not have any Indebtedness outstanding that required such Subsidiary Guarantor to enter into a Guarantee Agreement pursuant to clause (ii) of the covenant described under “—Certain Covenants—Future Guarantors;” or

(3)	if we exercise our legal defeasance option or our covenant defeasance option as described under “—Defeasance.”

Ranking

Senior Indebtedness versus New Notes

The payment of the principal of, premium, if any, and interest on the new notes and the payment of any Subsidiary Guaranty will be subordinate in right of payment to the prior payment in full in cash of all Senior Indebtedness of the Company or the relevant Subsidiary Guarantor, as the case may be, including the obligations of the Company and such Subsidiary Guarantor under the Credit Agreement and in respect of the Senior Secured Notes.

As of October 2, 2005, after giving pro forma effect to the offering of the old notes and use of proceeds therefrom and the November 2005 offering of common stock and the use of proceeds therefrom:

(1)	the Company’s Senior Indebtedness would have been approximately $78.9 million including $78.9 million of secured indebtedness; and

(2)	the Senior Indebtedness of the Subsidiary Guarantors would have been approximately $78.9 million. Virtually all of the Senior Indebtedness of the Subsidiary Guarantors consists of their respective guaranties of Senior Indebtedness of the Company under the Credit Agreement and in respect of the Senior Secured Notes.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “—Certain Covenants—Limitation on Indebtedness”.

Liabilities of Subsidiaries versus New Notes

A portion of our operations are conducted through our subsidiaries. All of our domestic Subsidiaries, other than CM Insurance Company, Inc., Spreckels Water Company, Inc. and Spreckels Consolidated Industries, Inc., are guaranteeing the new notes. Other than Audubon Europe S.à r.l., our Foreign Subsidiaries are not guaranteeing the new notes, and, as described above under “—Guarantees”, Subsidiary Guaranties may be released under certain circumstances. In addition, our future subsidiaries may not be required to guarantee the new notes. Claims of creditors of any non-guarantor subsidiaries, including trade creditors holding indebtedness or guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including holders of the new notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the new notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor subsidiaries.

At October 2, 2005, the total liabilities of our subsidiaries (other than the Subsidiary Guarantors) were approximately $65.6 million, including trade payables. Although the Indenture limits the incurrence of Indebtedness and preferred stock by certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain Covenants—Limitation on Indebtedness”.

Other Senior Subordinated Indebtedness versus the New Notes

Only Indebtedness of the Company or a Subsidiary Guarantor that is Senior Indebtedness will rank senior to the new notes and the relevant Subsidiary Guaranty in accordance with the provisions of the Indenture. The new notes and each Subsidiary Guaranty will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company and the relevant Subsidiary Guarantor, respectively.

We and the Subsidiary Guarantors have agreed in the Indenture that we and they will not Incur any Indebtedness that is subordinate or junior in right of payment to our Senior Indebtedness or the Senior Indebtedness of such Subsidiary Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of the applicable Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person. The Indenture does not treat (i) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (ii) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Payment of New Notes

We are not permitted to pay principal of, premium, if any, or interest on the new notes or make any deposit pursuant to the provisions described under “—Defeasance” below and may not purchase, redeem or otherwise retire any new notes (collectively, “pay the new notes”) if either of the following occurs (a “Payment Default”):

(1)	any Obligation on any Designated Senior Indebtedness of the Company is not paid in full in cash when due; or

(2)	any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, we are permitted to pay the new notes if we and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the new notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to us) of written notice (a “Blockage Notice”) of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1)	by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

(2)	because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

(3)	because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, we are permitted to resume paying the new notes after the end of such Payment Blockage Period. The new notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property:

(1)	the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment;

(2)	until the Senior Indebtedness of the Company is paid in full in cash, any payment or distribution to which holders of the new notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of new notes may receive certain Capital Stock and subordinated debt obligations; and

(3)	if a distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, such holders of the new notes are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Indenture upon the failure of the Company to pay interest or principal with respect to the new notes when due by their terms. If payment of the new notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of the acceleration.

A Subsidiary Guarantor’s obligations under its Subsidiary Guaranty are senior subordinated obligations. As such, the rights of the new noteholders to receive payment by a Subsidiary Guarantor pursuant to its Subsidiary Guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Company’s obligations under the new notes apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty.

By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company or a Subsidiary Guarantor who are holders of Senior Indebtedness of the Company or a Subsidiary Guarantor, as the case may be, may recover more, ratably, than the holders of the new notes, and creditors of ours who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the new notes.

The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the new notes pursuant to the provisions described under “—Defeasance”.

Book-Entry, Delivery and Form

The old notes were offered and sold to qualified institutional buyers in reliance on Rule 144A (“Rule 144A Notes”). The old notes were also offered and sold in offshore transactions in reliance on Regulation S (“Regulation S Notes”). Except as set forth below, the new notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

Rule 144A Notes initially were represented by one or more global notes in registered form without interest coupons (collectively, the “Rule 144A Global Notes”). Regulation S Notes initially were represented by one or more global notes in registered form without interest coupons (collectively, the “Temporary Regulation S Global Notes”). Beneficial ownership interests in a Temporary Regulation S Global Note are exchangeable for interests in a Rule 144A Global Note, a permanent global note (the “Permanent Regulation S Global Note”) or a definitive note in registered certificated form (a “Certificated Note”) only after the expiration of the period through and including the 40th day after the later of the commencement and the closing of the offering of the old notes (the “Distribution Compliance Period”) and then only (1) upon certification in form reasonably satisfactory to the Trustee that beneficial ownership interests in such Temporary Regulation S Global Note are owned either by non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act and (2) in the case of an exchange for a Certificated Note, in compliance with the requirements described under “—Exchange of Global Notes for Certificated Notes”. The Temporary Regulation S Global Note and the Permanent Regulation S Global Note are referred to herein as the “Regulation S Global Notes” and the Rule 144A Global Notes and the Regulation S Global Notes are collectively referred to herein as the “Global Notes.” The Global Notes are deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See “—Exchanges between Regulation S Notes and Rule 144A Notes.”

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Rule 144A Notes (including beneficial interests in the Rule 144A Global Notes) are subject to certain restrictions on transfer and bear a restrictive legend as described under “Transfer Restrictions”. Regulation S Notes are also bear the legend as described under “Transfer Restrictions”. In addition, transfers of beneficial interests in the Global Notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Transfer Restrictions,” transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of the notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global notes for legended Notes in certificated form, and to distribute such notes to its Participants.

Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (A) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and DTC fails to appoint a successor depositary or (B) has ceased to be a clearing agency registered under the Exchange Act;

(2)	the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a Default with respect to the new notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Transfer Restrictions,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See “Transfer Restrictions.”

Exchanges Between Regulation S Notes and Rule 144A Notes

Beneficial interests in the Temporary Regulation S Global Note may be exchanged for beneficial interests in the Permanent Regulation S Global Note or the Rule 144A Global Note only after the expiration of the Distribution Compliance Period and then only upon certification in form reasonably satisfactory to the Trustee that beneficial ownership interests in such Temporary Regulation S Note are owned by or being transferred to either non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act.

Beneficial interest in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available).

Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest.

Same Day Settlement and Payment

The Company will make payments in respect of the new notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Registered Exchange Offer; Registration Rights

We and the Subsidiary Guarantors have agreed pursuant to the Registration Rights Agreement that we will, subject to certain exceptions,

(1)	within 120 days after the Issue Date, file a registration statement (the “Exchange Offer Registration Statement”) with the SEC with respect to a registered offer (the “Registered Exchange Offer”) to exchange the old notes for new notes, which new notes have terms substantially identical in all material respects to old notes (except that the new notes will not contain terms with respect to transfer restrictions);

(2)	use our commercially reasonable efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 210 days after the Issue Date;

(3)	as soon as practicable after the effectiveness of the Exchange Offer Registration Statement (the “Effectiveness Date”), offer the new notes in exchange for surrender of the old notes; and

(4)	keep the Registered Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the Holders of the new notes.

For each old note tendered to us pursuant to the Registered Exchange Offer, we will issue to the Holder of such old note a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange therefor, or, if no interest has been paid on such old note, from the date of its original issue.

Under existing SEC interpretations, the new notes will be freely transferable by Holders other than our affiliates after the Registered Exchange Offer without further registration under the Securities Act if the Holder of the new notes represents to us in the Registered Exchange Offer that it is acquiring the new notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the new notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; provided, however, that broker-dealers (“Participating Broker-Dealers”) receiving new notes in the Registered Offer will have a prospectus delivery requirement with respect to resales of such new notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment from the original sale of the old notes) with the prospectus contained in the Exchange Offer Registration Statement.

Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such new notes for 180 days following the effective date of such Exchange Offer Registration Statement (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).

A Holder of old notes (other than certain specified Holders) who wishes to exchange such old notes for new notes in the Registered Exchange Offer will be required to represent that any new notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes and that it is not an “affiliate” of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

In the event that:

(1)	applicable interpretations of the staff of the SEC do not permit us to effect such a Registered Exchange Offer; or

(2)	for any other reason we do not consummate the Registered Exchange Offer within 250 days of the Issue Date; or

(3)	an Initial Purchaser shall notify us following consummation of the Registered Exchange Offer that old notes held by it are not eligible to be exchanged for new notes in the Registered Exchange Offer; or

(4)	certain Holders are prohibited by law or SEC policy from participating in the Registered Exchange Offer or may not resell the new notes acquired by them in the Registered Exchange Offer to the public without delivering a prospectus;

then, we will, subject to certain exceptions,

(1)	promptly file a shelf registration statement (the “Shelf Registration Statement”) with the SEC covering resales of the old notes or the new notes, as the case may be;

(2)	(A) in the case of clause (1) above, use our commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 180th day after the Issue Date and (B) in the case of clause (2), (3) or (4) above, use our commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 90th day after the date on which the Shelf Registration Statement is required to be filed; and

(3)	keep the Shelf Registration Statement effective until the earliest of (A) the time when the old notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (B) two years from the Issue Date and (C) the date on which all notes registered thereunder are disposed of in accordance therewith.

We will, in the event a Shelf Registration Statement is filed, among other things, provide to each Holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the new notes, as the case may be. A Holder selling such old notes or new notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such Holder (including certain indemnification obligations).

We may require each Holder requesting to be named as a selling security holder to furnish to us such information regarding the Holder and the distribution of the old notes or new notes by the Holder as we may from time to time reasonably require for the inclusion of the Holder in the Shelf Registration Statement, including requiring the Holder to properly complete and execute such selling security holder notice and questionnaires, and any amendments or supplements thereto, as we may reasonably deem necessary or appropriate. We may refuse to name any Holder as a selling security holder that fails to provide us with such information.

We and the Subsidiary Guarantors, jointly and severally, will pay additional cash interest on the old notes and new notes, subject to certain exceptions,

(1)	if the Company fails to file an Exchange Offer Registration Statement with the SEC on or prior to the 120th day after the Issue Date;

(2)	if the Exchange Offer Registration Statement is not declared effective by the SEC on or prior to the 210th day after the Issue Date or, if obligated to file a Shelf Registration Statement pursuant to clause 2(A) above, a Shelf Registration Statement is not declared effective by the SEC on or prior to the 210th day after the Issue Date;

(3)	if the Exchange Offer is not consummated on or before the 40th day after the Exchange Offer Registration Statement is declared effective;

(4)	if obligated to file the Shelf Registration Statement pursuant to clause 2(B) above, the Company fails to file the Shelf Registration Statement with the SEC on or prior to the 30th day (the “Shelf Filing Date”) after the date on which the obligation to file a Shelf Registration Statement arises;

(5)	if obligated to file a Shelf Registration Statement pursuant to clause 2(B) above, the Shelf Registration Statement is not declared effective on or prior to the 90th day after the Shelf Filing Date; or

(6)	after the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resale of old notes or exchange of old notes in accordance with and during the periods specified in the Registration Rights Agreement, (each such event referred to in the preceding clauses (1) through (6), a “Registration Default”) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.

The rate of the additional interest will be 0.50% per annum for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.50% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 2.0% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the old notes and the new notes.

All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the old notes shall be deemed to include any additional interest pursuant to the Registration Rights Agreement.

If we effect the Registered Exchange Offer, we will be entitled to close the Registered Exchange Offer 30 days after the commencement thereof provided that we have accepted all notes theretofore validly tendered in accordance with the terms of the Registered Exchange Offer.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Company repurchase such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company;

(2)	individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election or appointment by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(3)	the adoption of a plan relating to the liquidation or dissolution of the Company; or

(4)	the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the new notes and a Subsidiary of the transferor of such assets.

Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)	that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

The Credit Agreement provides that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. If the terms of the Credit Agreement prohibit the Company from making a Change of Control Offer or from purchasing the notes, prior to the mailing of the notice to Noteholders described in the preceding paragraph, but in any event within 30 days following any Change of Control, the Company covenants to:

(1)	repay in full all Indebtedness outstanding under the Credit Agreement or offer to repay in full all such Indebtedness and repay the indebtedness of each lender who has accepted such offer; or

(2)	obtain the requisite consent under the Credit Agreement to permit the purchase of the notes as described above.

The Company must first comply with the covenant described above before it will be required to purchase notes in the event of a Change of Control, provided, however, that the Company’s failure to comply with the covenant described in the preceding sentence or to make a Change of Control Offer because of any such failure shall constitute a default described in clause (4) under “—Defaults” below (and not under clause (2) thereof). As a result of the foregoing, a holder of the notes may not be able to compel the Company to purchase the Notes unless the Company is able at the time to refinance all Indebtedness outstanding under the Credit Agreement or obtain requisite consents under the Credit Agreement.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenant described under “—Certain Covenants—Limitation on Indebtedness.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction.

Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase their notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of new notes may require the Company to make an offer to repurchase the notes as described above.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the new notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the new notes.

Certain Covenants

The Indenture will contain covenants including, among others, the following:

Limitation on Indebtedness

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio exceeds 2.0 to 1.

(b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1)	Indebtedness Incurred by the Company and the Subsidiary Guarantors pursuant to the Credit Agreement; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding, taken together with the aggregate principal amount of all Indebtedness Incurred under clause (11) of this paragraph (b) and then outstanding, does not in the aggregate exceed the greatest of (1) $90.0 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock”, (2) 44% of Consolidated Net Tangible Assets (calculated on a pro forma basis to give effect to any tangible assets to be acquired with the proceeds of the Indebtedness to be Incurred and any related current liabilities to be assumed in connection with such acquisition) and (3) the sum of (i) 65% of the book value of the inventory of the Company and the Subsidiary Guarantors and (ii) 85% of the book value of the accounts receivable of the Company and the Subsidiary Guarantors, determined in each case in accordance with GAAP;

(2)	Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes, and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such obligor with respect to its Subsidiary Guarantee;

(3)	the notes and the new notes (other than any Additional Notes);

(4)	Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

(5)	Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

(6)	Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6); provided, however, that to the extent such Refinancing

Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

(7)	Hedging Obligations consisting of (i) Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company and its Restricted Subsidiaries pursuant to the Indenture or (ii) Currency Agreements entered into to manage the foreign exchange exposure of the Company and its Restricted Subsidiaries in the ordinary course of business and not for speculative purposes;

(8)	Obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations in the ordinary course of business and not in connection with the borrowing of money or the obtaining of advances or credit;

(9)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of its Incurrence;

(10)	Indebtedness consisting of the Subsidiary Guarantee of a Subsidiary Guarantor and any Guarantee by a Subsidiary Guarantor of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (1), (2), (3) or (4) or pursuant to clause (6) to the extent the Refinancing Indebtedness Incurred thereunder directly or indirectly Refinances Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3) or (4);

(11)	Indebtedness Incurred by a Receivables Subsidiary pursuant to a Qualified Receivables Transaction; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (11) and then outstanding, taken together with the aggregate principal amount of all Indebtedness Incurred under clause (1) of this paragraph (b) and then outstanding, does not in the aggregate exceed the greatest of (1) $90.0 million less the sum of all principal payments with respect to the Indebtedness Incurred under clause (1) of this paragraph (b) pursuant to paragraph (a)(3)(A) of the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock”, (2) 44% of Consolidated Net Tangible Assets (calculated on a pro forma basis to give effect to any tangible assets to be acquired with the proceeds of the Indebtedness to be Incurred and any related current liabilities to be assumed in connection with such acquisition) and (3) the sum of (i) 65% of the book value of the inventory of the Company and the Subsidiary Guarantors and (ii) 85% of the book value of the accounts receivable of the Company and the Subsidiary Guarantors, determined in each case in accordance with GAAP;

(12)	Indebtedness Incurred by a Foreign Subsidiary in an aggregate principal amount which, when taken together with all other Indebtedness of Foreign Subsidiaries Incurred pursuant to this clause (12) and outstanding on the date of such Incurrence, does not exceed the greater of (i) $20.0 million and (ii) 15% of Foreign Net Tangible Assets (calculated on a pro forma basis to give effect to any tangible assets to be acquired with the proceeds of Indebtedness to be Incurred and any current liabilities to be assumed in connection with such acquisition);

(13)	Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or any Restricted Subsidiary, in an aggregate principal amount (including all Refinancing Indebtedness Incurred to Refinance any Indebtedness Incurred pursuant to this clause (13)) which, when taken together with all other Indebtedness Incurred pursuant to this clause (13) and outstanding on the date of such Incurrence, does not exceed $15 million; and

(14)	Indebtedness of the Company or of any of its Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (13) above or paragraph (a)) does not exceed $25.0 million.

(c) Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the notes or the applicable Subsidiary Guarantee to at least the same extent as such Subordinated Obligations.

(d) For purposes of determining compliance with this covenant:

(1)	any Indebtedness remaining outstanding under the Credit Agreement after the application of the net proceeds from the sale of the old notes will be treated as Incurred on the Issue Date under clause (1) of paragraph (b) above;

(2)	in the event that an item of Indebtedness in whole or in part meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence under any combination of paragraph (a) or one or more categories under paragraph (b), but will only be required to include any amount or type so classified once whether under paragraph (a) or under one of the clauses of paragraph (b); and

(3)	after the date of Incurrence of any Indebtedness pursuant to paragraph (b)(14) above, the Company will be entitled to reclassify all or any portion of such Indebtedness as having been Incurred under paragraph (a) or any other clause of paragraph (b), provided that at the time of such reclassification, such Indebtedness could properly be Incurred under such other provision of this covenant.

(e) Notwithstanding paragraphs (a) and (b) above, neither the Company nor any Subsidiary Guarantor will Incur (1) any Indebtedness if such Indebtedness is subordinate or junior in ranking in right of payment to any Senior Indebtedness of such Person, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person or (2) any Secured Indebtedness that is not Senior Indebtedness of such Person unless contemporaneously therewith such Person makes effective provision to secure the notes or applicable Subsidiary Guaranty equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

(f) For purposes of determining compliance with any restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a currency other than the U.S. dollar, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent will be determined on the date such Refinancing Indebtedness is Incurred.

Limitation on Restricted Payments

(a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1)	a Default shall have occurred and be continuing (or would result therefrom);

(2)	the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness”; or

(3)	the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(A)	50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from July 4, 2005, to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B)	100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution to common equity received by the Company from its shareholders subsequent to the Issue Date; plus

(C)	the amount by which Indebtedness of the Company is reduced on the Company’s balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(D)	an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions to the extent included in Consolidated Net Income), in each case received by the Company or any Restricted Subsidiary, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(b) The preceding provisions will not prohibit:

(1)	any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in future calculations of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness of such Person which is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in future calculations of the amount of Restricted Payments;

(3)	dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in future calculations of the amount of Restricted Payments;

(4)	so long as no Default has occurred and is continuing, the repurchase or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $500,000 in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded in future calculations of the amount of Restricted Payments;

(5)	payments of dividends on Disqualified Stock permitted to be issued pursuant to the covenant described under “—Limitation on Indebtedness”; provided, however, that at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom); provided further that such dividends shall be excluded in future calculations of the amount of Restricted Payments;

(6)	repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such Restricted Payments shall be excluded in future calculations of the amount of Restricted Payments;

(7)	payments in respect of the repurchase of, or the redemption of, the Existing Notes from the proceeds of the issuance of Notes on the Issue Date; provided, however, that such payments to repurchase Existing Notes shall be excluded in future calculations of the amount of Restricted Payments;

(8)	payments in respect of the repurchase, redemption or other acquisition or retirement for value of Capital Stock of the Company; provided, however, that the aggregate amount of such repurchases, redemptions, acquisitions or retirements shall not exceed $1,000,000 in any fiscal year, and provided further that such payments shall be included in future calculations of the amount of Restricted Payments; or

(9)	payments not otherwise permitted by clauses (1) through (8) above in an amount which, when taken together with all payments made pursuant to this clause (9), do not exceed $10.0 million; provided, however, that such payments shall be included in future calculations of the amount of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

(1)	with respect to clauses (a), (b) and (c),

(A)	any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

(B)

any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(C)	any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) of clause (1) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) of clause (1) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(D)	any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(E)	any encumbrance or restriction pursuant to the terms of any agreement entered into by a Receivables Subsidiary in connection with any Qualified Receivables Transaction; provided, however, that such encumbrance or restriction applies only to such Receivables Subsidiary;

(F)	any encumbrance or restriction consisting of requirements with respect to cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(G)	any encumbrance or restriction existing under, by reason of or with respect to customary supermajority voting provisions and customary provisions with respect to the disposition or distribution or assets or property, in each case, contained in joint venture agreements; and

(H)	any encumbrance or restriction existing under, by reason of or with respect to credit facilities entered into by Foreign Subsidiaries, provided that such encumbrances or restrictions are effective only after the occurrence and during the continuance of a material default under, or of an event which, with the lapse of time or the giving of notice or both would constitute a material event of default under, such credit facilities; and

(2)	with respect to clause (c) only,

(A)	any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(B)	any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages; and

(C)	any encumbrance or restriction with respect to property acquired by the Company or a Restricted Subsidiary in effect at the time of such acquisition, so long as such restriction or encumbrance relates solely to the property acquired and was not created in anticipation of such acquisition.

Limitation on Sales of Assets and Subsidiary Stock

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1)	the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition;

(2)	at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

(A)	first, to the extent the Company elects (or is required by the terms of any Senior Indebtedness of the Company or a Subsidiary Guarantor), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or a Subsidiary Guarantor (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) (i) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash or (ii) if later, on or before August 31, 2007, provided that any such Net Available Cash to be applied pursuant to this clause (ii) must be invested in Temporary Cash Investments held in a restricted account and committed to be used by the Company for the sole purpose of prepaying, repaying, redeeming or purchasing Senior Secured Notes (but such Net Available Cash is only required to be so held and restricted from and after the last day of the period described in clause (i) of this clause A));

(B)	second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets in each case within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C)	third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the Holders of the Notes (and to holders of other Senior Subordinated Indebtedness of the Company or of a Subsidiary Guarantor designated by the Company) to purchase Notes (and such other Senior Subordinated Indebtedness) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $15.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness, except to the extent otherwise required under clause (A)(ii) above.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1)	the assumption of Indebtedness of the Company or of a Subsidiary Guarantor (other than Subordinated Obligations and other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

(2)	securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

(b) In the event of an Asset Disposition that requires an offer to purchase notes (and other Senior Subordinated Indebtedness of the Company or of a Subsidiary Guarantor) pursuant to clause (a)(3)(C) above, the Company will purchase notes tendered pursuant to an offer by the Company for the notes (and such other Subordinated Senior Indebtedness) at a purchase price of 100% (or at a greater price, in the case of the notes, in the discretion of the Company) of their principal amount (or, in the event such other Senior Subordinated Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture; provided that the procedures for making an offer to holders of other Senior Subordinated Indebtedness will be as provided for by the terms of such other Senior Subordinated Indebtedness. If the aggregate purchase price of the Indebtedness tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the Indebtedness to be purchased on a pro rata basis but in round denominations, which in the case of the notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of such proceeds as provided in clauses (a)(3)(A) and (a)(3)(B) and after giving effect to any purchases of notes by the Company made in the open market or otherwise occurring after the date of such Asset Disposition) is less than $10.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer. If any Net Available Cash remains after completion of any such offer to purchase, the Company may use such Net Available Cash for any purpose not otherwise prohibited by the Indenture.

(c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1)	the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2)	if such Affiliate Transaction involves an amount in excess of $5.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

(3)	if such Affiliate Transaction involves an amount in excess of $10.0 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b) The provisions of the preceding paragraph (a) will not prohibit:

(1)	any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments”;

(2)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

(3)	loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $1.0 million in the aggregate outstanding at any one time;

(4)	the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

(5)	any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(6)	the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

(7)	indemnities of officers, directors and employees of the Company or any Restricted Subsidiaries permitted or required by charter, bylaw, contractual or statutory provisions; and

(8)	any transaction with a Receivables Subsidiary pursuant to a Qualified Receivables Transaction.

Limitation on Line of Business

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

The Company

(1)	will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Restricted Subsidiary), and

(2)	will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors’ or other legally required qualifying shares) to any Person (other than to the Company or a Restricted Subsidiary), unless

(A)	immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary; or

(B)	immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto is treated as a new Investment by the Company and such Investment would be permitted to be made under the covenant described under “—Limitation on Restricted Payments” if made on the date of such issuance, sale or other disposition.

For purposes of this covenant, the creation of a Lien on any Capital Stock of a Restricted Subsidiary to secure Indebtedness of the Company or any of its Restricted Subsidiaries will not be deemed to be a violation of this covenant; provided, however, that any sale or other disposition by the secured party of such Capital Stock following foreclosure of its Lien will be subject to this covenant.

Merger and Consolidation

(a) The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1)	the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

(2)	immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3)	immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness”;

(4)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and

(5)	the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the new notes.

(b) The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1)

except in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guarantee Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guarantee;

(2)	immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3)	the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guarantee Agreement, if any, complies with the Indenture.

SEC Reports

Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any old notes or new notes are outstanding, the Company will file with the SEC (subject to the next sentence) and provide the Trustee and Noteholders with such annual reports and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections, and containing all the information, audit reports and exhibits required for such reports. If, at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Company will post the reports specified in the preceding sentence on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company will furnish to the Holders of the notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.

Future Guarantors

The Company will cause (i) each Domestic Restricted Subsidiary created or acquired after the Issue Date to immediately become a Subsidiary Guarantor and (ii) each Foreign Subsidiary that enters into a Guarantee of any Obligations under the Credit Agreement to immediately become a Subsidiary Guarantor, and, in each case, to execute and deliver to the Trustee a Guarantee Agreement pursuant to which such Subsidiary will Guarantee payment of the motes on the same terms and conditions as those set forth in the Indenture.

Defaults

Each of the following is an Event of Default:

(1)	a default in the payment of interest on the notes when due, continued for 30 days;

(2)	a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)	the failure by the Company to comply with its obligations under “—Certain Covenants—Merger and Consolidation” above;

(4)	the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under “Change of Control” (other than a failure to purchase notes) or under “—Certain Covenants” under “—Limitation on Indebtedness”, “—Limitation on Restricted Payments”, “—Limitation on Restrictions on Distributions from Restricted Subsidiaries”, “—Limitation on Sales of Assets and Subsidiary Stock” (other than a failure to purchase Notes), “—Limitation on Affiliate Transactions”, “—Limitation on Line of Business”, “—Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries”, “—SEC Reports”, or “—Future Guarantors”;

(5)	the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

(6)	Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the “cross acceleration provision”);

(7)	certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or any Significant Subsidiary (the “bankruptcy provisions”);

(8)	any judgment or decree for the payment of money in excess of $10.0 million is entered against the Company, a Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the “judgment default provision”); or

(9)	any Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee and the Indenture) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee.

However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

(3)	such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a note or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each Holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers determines that withholding notice is not opposed to the interest of the Holders of the notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. However, without the consent of each Holder of an outstanding note affected thereby, an amendment or waiver may not, among other things:

(1)	reduce the amount of notes whose Holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any note;

(3)	reduce the principal of or change the Stated Maturity of any note;

(4)	reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed as described under “—Optional Redemption” above ;

(5)	make any note payable in money other than that stated in the note;

(6)	impair the right of any Holder of the notes to receive payment of principal of and interest on such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes;

(7)	make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions;

(8)	make any change in the ranking or priority of any note that would adversely affect the Noteholders; or

(9)	make any change in, or release other than in accordance with the Indenture, any Subsidiary Guarantee that would adversely affect the Noteholders.

Notwithstanding the preceding, without the consent of any Holder of the notes, the Company, the Subsidiary Guarantors and Trustee may amend the Indenture:

(1)	to cure any ambiguity, omission, defect or inconsistency;

(2)	to provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

(3)	to provide for uncertificated notes in addition to or in place of certificated Notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4)	to add Guarantees with respect to the notes, including any Subsidiary Guarantees, or to secure the notes;

(5)	to add to the covenants of the Company or any Subsidiary Guarantor for the benefit of the Holders of the notes or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor;

(6)	to make any change that does not adversely affect the rights of any Holder of the notes;

(7)	to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

(8)	to make any amendment to the provisions of the Indenture relating to the form, authentication, transfer and legending of notes; provided, however, that (a) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially affect the rights of Holders to transfer notes.

However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company or a Subsidiary Guarantor then outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change.

The consent of the Holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, we are required to mail to Holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

At any time, we may terminate all our obligations under the notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

In addition, at any time we may terminate our obligations under “—Change of Control” and under the covenants described under “—Certain Covenants” (other than the covenant described under “—Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries and the judgment default provision described under “—Defaults” above and the limitation contained in clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant

Subsidiaries and Subsidiary Guarantors), or (8) under “—Defaults” above or because of the failure of the Company to comply with clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

U.S. Bank National Association is to be the Trustee under the Indenture. We have appointed U.S. Bank National Association as Registrar and Paying Agent with regard to the notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the notes, any Subsidiary Guarantee or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Additional Assets” means:

(1)	any property, plant, equipment or other long-term tangible or intangible asset used in a Related Business;

(2)	the Capital Stock of a Person that becomes a Domestic Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Subsidiary Guarantor; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Domestic Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “—Certain Covenants—Limitation on Restricted Payments”, “—Certain Covenants —Limitation on Affiliate Transactions” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1)	any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2)	all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3)	any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary;

other than, in the case of clauses (1), (2) and (3) above,

(A)	a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B)	for purposes of the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, (i) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and (ii) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “—Certain Covenants—Merger and Consolidation”;

(C)	any disposition or dispositions of assets to the extent the aggregate fair market value thereof does not exceed $1,000,000 in any calendar year;

(D)	a disposition of cash or Temporary Cash Investments;

(E)	the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(F)	sales of accounts receivable and related assets for the fair market value thereof, including cash in an amount at least equal to 90% of the fair market value thereof; and

(G)	a disposition of any of the Specified Assets to the extent that the Net Available Cash from all such dispositions does not exceed $10.0 million in the aggregate.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/ Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1)	the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2)	the sum of all such payments.

“Bank Indebtedness” means all Obligations pursuant to the Credit Agreement.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1)

if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated

Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2)	if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3)	if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4)	if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(5)	if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes.

“Consolidated Current Liabilities” as of the date of determination means the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a consolidated basis, after eliminating:

(1)	all intercompany items between the Company and any Restricted Subsidiary; and

(2)	all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

(1)	interest expense attributable to Capital Lease Obligations;

(2)	amortization of debt discount and debt issuance cost;

(3)	capitalized interest;

(4)	non-cash interest expense;

(5)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6)	net payments pursuant to Hedging Obligations;

(7)	dividends accrued in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company); provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of the Company in good faith);

(8)	interest incurred in connection with Investments in discontinued operations;

(9)	interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

(10)	the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

“Consolidated Net Income” means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(1)	any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A)	subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B)	the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2)	any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(3)	any net income of any Restricted Subsidiary (other than a Subsidiary Guarantor) if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(A)	subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitation contained in this clause); and

(B)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4)	any gain (or loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which are not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5)	extraordinary gains or losses;

(6)	any income (or loss) realized as the result of the purchase of the Notes, the Senior Secured Notes or any other Indebtedness at a discount or a premium; and

(7)	the cumulative effect of a change in accounting principles.

in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

“Consolidated Net Tangible Assets” as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) all of which would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of:

(1)	minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary;

(2)	excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors;

(3)	any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP consistently applied;

(4)	unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(5)	treasury stock;

(6)	cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

(7)	Investments in and assets of Unrestricted Subsidiaries.

“Credit Agreement” means that certain Second Amended and Restated Credit and Security Agreement, dated as of November 21, 2002, as amended and restated as of January 2, 2004, as amended by that certain First Amendment to the Credit Agreement, dated as of April 29, 2005, that certain Second Amendment to the Credit Agreement, dated as of August 5, 2005, that certain Third Amendment to the Credit Agreement, dated as of August 22, 2005, and by that certain Fourth Amendment to the Credit Agreement, dated as of October 17, 2005, by and among the Company, certain of its Subsidiaries, the lending institutions party thereto, the Bank of America, N.A. as Administrative Agent and Issuing Lender, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, replaced, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance or replace, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Senior Indebtedness” with respect to a Person means:

(1)	the Bank Indebtedness; and

(2)	any other Senior Indebtedness of such Person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25 million and is specifically designated by such Person in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Indenture.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)	matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3)	is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the notes shall not constitute Disqualified Stock if:

(4)	the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Certain Covenants—Change of Control”; and

(5)	any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary that is incorporated or otherwise organized under the laws of the United States, any State thereof or the District of Columbia.

“EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)	all income tax expense of the Company and its consolidated Restricted Subsidiaries;

(2)	Consolidated Interest Expense;

(3)	depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period);

(4)	all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period); and

(5)	cash restructuring charges not to exceed $750,000 in any four fiscal quarter period;

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Equity Offering” means an offering or private placement of common stock (or preferred stock that is convertible into such common stock), excluding Disqualified Stock, of the Company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Notes” means the Series A and Series B 8 1/2% Senior Subordinated Notes due 2008 of the Company.

“Foreign Current Liabilities” as of the date of determination means the aggregate amount of liabilities of the Company’s consolidated Foreign Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a combined basis, after eliminating:

(1)	all intercompany items among the Foreign Subsidiaries; and

(2)	all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

“Foreign Net Tangible Assets” as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a combined balance sheet of the Company’s consolidated Foreign Subsidiaries, determined on a combined basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Foreign Current Liabilities and, to the extent otherwise included, the amounts of:

(1)	minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary;

(2)	excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors;

(3)	any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP consistently applied;

(4)	unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(5)	treasury stock;

(6)	cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Foreign Current Liabilities; and

(7)	Investments in and assets of Unrestricted Subsidiaries.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	statements and pronouncements of the Financial Accounting Standards Board;

(3)	such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4)	the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Guarantee Agreement” means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the notes on the terms provided for in the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” or “Noteholder” means the Person in whose name a note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “—Certain Covenants—Limitation on Indebtedness”:

(1)	amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2)	the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(3)	the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness;

will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)	all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3)	all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4)	all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5)	the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Capital Stock of such Person or any Subsidiary of such Person or that are determined by the value of such Capital Stock, the principal amount of such Capital Stock to be determined in accordance with the Indenture;

(6)	all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7)	all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

(8)	to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 90 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Initial Purchasers” means Credit Suisse First Boston LLC and Banc of America Securities LLC.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary”, the definition of “Restricted Payment” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Issue Date” means September 2, 2005.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1)	all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4)	the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5)	any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

“Officer” means the Chief Executive Officer, the President, any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)	the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2)	another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3)	cash and Temporary Cash Investments;

(4)	receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

(7)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8)	any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(9)	any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10)	any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11)	any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(12)	Persons to the extent such Investments are in existence on the Issue Date;

(13)	any Investment by the Company or a Restricted Subsidiary in a Receivables Subsidiary, or any Investment by a Receivables Subsidiary in another Person, in each case in connection with a Qualified Receivables Transaction; provided, however, that such Investment is in the form of a purchase money note or an equity interest; and

(14)	Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (14) outstanding on the date such Investment is made, do not exceed $20.0 million.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries sells, conveys or otherwise transfers pursuant to customary terms to (i) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Receivables Subsidiary” means a domestic Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is Guaranteed by the Company or any of its Restricted Subsidiaries (but excluding customary representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates the Company or any of its Restricted Subsidiaries in any way other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of the Company or any of its Restricted Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to customary representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither the Company nor any of its Restricted Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity and (c) to which neither the Company nor any of its Restricted Subsidiaries has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1)	such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2)	such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3)

such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed

(plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4)	if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that is not a Subsidiary Guarantor that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Registration Rights Agreement” means the Registration Rights Agreement dated September 2, 2005, among the Company, the Subsidiary Guarantors, Credit Suisse First Boston LLC and Bank of America Securities LLC.

“Related Business” means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to such business.

“Representative” means, with respect to a Person, any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person.

“Restricted Payment” with respect to any Person means:

(1)	the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2)	the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company or any Subsidiary Guarantor (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

(4)	the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company secured by a Lien.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Indebtedness” means with respect to any Person:

(1)	Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2)	all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate or pari passu in right of payment to the Notes or the Subsidiary Guarantee of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1)	any obligation of such Person to the Company or any Subsidiary;

(2)	any liability for Federal, state, local or other taxes owed or owing by such Person;

(3)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(4)	any Indebtedness or other Obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other Obligation of such Person; or

(5)	that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

“Senior Secured Notes” means the 10% Senior Secured Notes due 2010 issued by the Company, together with the documents related thereto (including the Indenture dated as of July 22, 2003, between the Company and the Trustee, and any guarantees and security documents).

“Senior Subordinated Indebtedness” means, with respect to a Person, the notes (in the case of the Company), a Subsidiary Guaranty (in the case of a Subsidiary Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the notes or such Subsidiary Guaranty, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Specified Assets” means the assets primarily related to the business of the Univeyor A/S and Société D’Exploitation Des Raccords Gautier Subsidiaries of the Company, the Larco Industrial Services, Ltd., Subsidiary of Crane Equipment & Service, Inc., the American Lifts and Duff Norton divisions of Yale Industrial Products, Inc., and the CM Shredder division of the Company and the real estate described in a Schedule of Real Estate attached to the Indenture.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes or a Subsidiary Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person.

“Subsidiary Guarantors” means, collectively, Audubon Europe S.àr.l., Crane Equipment & Service, Inc., Yale Industrial Products, Inc. and each other Subsidiary of the Company that thereafter guarantees the notes pursuant to the terms of the Indenture.

“Subsidiary Guarantee” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the notes.

“Temporary Cash Investments” means any of the following:

(1)	United States dollars or the currency of Taiwan or any country recognized by the United States;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing, unless such securities are deposited to defease any indebtedness, of not more than one year from the date of acquisition;

(3)	time deposits, certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any commercial bank organized under the laws of the United States, any state thereof, Taiwan or any country recognized by the United States and having capital and surplus in excess of $100.0 million (or the foreign currency equivalent thereof) and whose outstanding debt is rated “A” (or such similar rating) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(4)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having the highest rating obtainable from Moody’s or S&P and issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States, any state thereof, Taiwan or any country recognized by the United States;

(6)	securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s or S&P and having maturities of not more than one year from the date of acquisition; and

(7)	money market funds at least 95% of the assets of which constitute Temporary Cash Investments of the kinds described in clauses (1) through (6) of this definition.

“Trustee” means U.S. Bank National Association until a successor replaces it and, thereafter, means the successor.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the new notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities. U.S. legislative, judicial or administrative actions may result in changes in the law (possibly with retroactive effect), or the Internal Revenue Service (also known as the IRS) might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of the new notes could differ from those described below.

Summary of U.S. Federal Income Tax Considerations

The summary generally applies only to holders that acquire new notes in the exchange offer and hold the notes as “capital assets” (generally, for investment). For this purpose, U.S. Holders means a holder of the notes that is for United States federal income tax purposes (a) an individual who is a citizen or resident of the United States, including an alien resident who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code, (b) a corporation (or other entity properly classified as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia, (c) an estate whose income is includible in gross income for United States federal income tax purposes regardless of source or (d) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person. A Non-U.S. Holder is any holder of the notes that is not a U.S. Holder. Special rules apply to Non-U.S. Holders. The following discussion does not address foreign, state or local tax consequences applicable to all categories of holders of new notes, nor does it purport to address the United States federal income tax consequences applicable to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations expatriates, holders of new notes that are pass-through entities (including partnerships), dealers in securities or foreign currency, and persons holding new notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction). Finally, the summary does not describe the effect of the federal estate and gift tax laws on U.S. Holders or the effects of any applicable foreign, state or local laws.

If a partnership, or an entity taxable as a partnership under U.S. rules, holds the new notes, the tax treatment of a partner will generally depend upon the status of the partner and on the activities of the partnership. Partners of such entities holding the new notes should consult with their tax advisors.

Any tax statement herein regarding any U.S. federal tax is not intended or written to be used, and cannot be used, by any taxpayer for purpose of avoiding any penalties. Any such statement herein was written in connection with the marketing or promotion of the transaction to which the statement relates. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Tax Consequences to U.S. Holders

Taxation of Interest

If you are a U.S. Holder, interest on your new notes generally will be taxable as ordinary interest income at the time payments are accrued or are received in accordance with your regular method of accounting for federal income tax purposes.

Sale, Exchange or Retirement of the Old Notes

Upon the sale, exchange or retirement of the new notes, you will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, exchange or retirement (less any portion allocable to accrued and unpaid interest) and your adjusted tax basis in the new notes. Your adjusted tax basis in the notes generally will be your cost for the notes, less any principal payments you receive.

The gain or loss you recognize on the sale, exchange or retirement of the new notes will be capital gain or loss. The gain or loss will be long-term capital gain or loss if you have held the notes for more than twelve months. Long-term capital gain is currently subject to a maximum federal tax rate of 15% for individual U.S. Holders. In 2009 and thereafter, the rate for such holders is scheduled to be a maximum of 20%. The deductibility of capital losses by U.S. Holders against ordinary income is subject to limitation.

To the extent that the amount realized represents accrued but unpaid interest, that amount must be taken into account as interest income, if it was not previously included in your income. Please read “—Taxation of Interest” above.

Exchange Offer

The exchange of an old note for a new note pursuant to the exchange offer should not constitute a material modification of the terms of an old note and, therefore, should not constitute a taxable event for U.S. federal income tax purposes. Accordingly, the exchange would have no U.S. federal income tax consequences to a U.S. holder, so that the U.S. holder’s holding period and adjusted tax basis for a new note would not be affected, and the U.S. Holder would continue to take into account income in respect of a new note in the same manner as before the exchange.

Tax Consequences to Non-U.S. Holders

Taxation of Interest

It is intended that the new notes will be in “registered form” within the meaning of Section 871(h) of the Internal Revenue Code of 1986, as amended (the “Code”) and that the interest paid will be “portfolio interest” under those provisions. If you are a Non-U.S. Holder, you generally will not be subject to U.S. federal income or withholding tax on interest paid on the new notes so long as that interest is not effectively connected with your conduct of a trade or business within the U.S. and you:

•	do not actually or constructively own 10% or more of the total combined voting power of all of our stock;

•	are not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and

•	are not a bank receiving the interest pursuant to a loan agreement in the ordinary course of your trade or business.

In addition, for the portfolio interest exemption from withholding taxes to apply, a Non-U.S. Holder must provide us with a properly completed and executed Form W-8BEN, or other applicable form, as provided for in the Treasury Regulations certifying that the beneficial owner of the note is not a “U.S. person” within the meaning of the Code. If you hold the notes through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent. Your agent may then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership, the partnership will generally be required to make a certification on Form W-81MY, which generally must be associated with certifications on Form W-8BEN from its partners (or Form W-9 in the case of U.S. partners) and a withholding statement containing certain prescribed information, including, among other things, the manner in which income is allocable among the various partners. If these conditions are not satisfied, then interest paid on the notes will be subject to U.S. federal withholding tax at a rate of 30% unless that rate is reduced or eliminated pursuant to an applicable tax treaty.

Sale, Exchange or Retirement of the Old Notes

Generally, any capital gain you recognize on the sale, exchange, retirement or other taxable disposition of a new note will be exempt from U.S. federal income and withholding tax, provided that:

•	the gain is not effectively connected with your conduct of a trade or business within the U.S.; and

•	if you are an individual, you are not present in the U.S. for 183 days or more during the taxable year nor a former citizen or long-term resident of the U.S. subject to special rules that apply to ex-patriots.

Exchange Offer

The exchange of an old note for a new note pursuant to the exchange offer should have no U.S. federal income tax consequences to a Non-U.S. holder. Accordingly, the Non-U.S. holder should continue to take into account income in respect of a new note in the same manner as before the exchange.

Effectively Connected Income

If interest, gain or other income you recognize on a new note is effectively connected with your conduct of a trade or business within the U.S., you will be exempt from the withholding tax previously discussed if you provide us with a properly completed and executed Form W-8ECI, but generally you will be subject to U.S. federal income tax on the interest, gain or other income at regular federal income tax rates. In addition to regular U.S. federal income tax, if you are a corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits, as adjusted for certain items, unless you qualify for a lower rate under an applicable tax treaty.

Federal Estate Taxes

A new note held by an individual who at the time of death is not a citizen or resident of the U.S. will not be subject to U.S. federal estate tax as a result of such individual’s death, provided that the individual does not actually or constructively own 10% or more of the combined voting power of all our stock and, at the time of the individual’s death, payments of interest on the new notes would not have been effectively connected with that holder’s conduct of a trade or business within the U.S.

Information Reporting and Backup Withholding

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax at a current rate of 28% (for 2003) from payments subject to information reporting if the recipient fails to cooperate with the reporting regime or fails to provide a correct taxpayer identification number to the payor, or if the IRS or a broker informs the payor that withholding is required. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

If you are an individual U.S. Holder of the notes, payments of interest to you will generally be subject to information reporting, and also will be subject to backup withholding unless you provide us with a properly executed Form W-9 containing a correct taxpayer identification number and certifications as to your status as a United States person that is not subject to backup withholding, and neither the IRS nor a broker informs us that withholding is required.

The backup withholding rules do not apply to payments subject to the 30% withholding tax (or a reduced rate pursuant to an applicable tax treaty) on interest paid to a non-U.S. person or to payments exempt from that tax by application of a tax treaty or special exception. Therefore, if you are a Non-U.S. Holder, payments of interest on the new notes will generally not be subject to backup withholding, provided that you certify that you are a Non-U.S. person, as described under “Tax Consequences to Non-U.S. Holders—Taxation of Interest.”

If you are a U.S. Holder, payments made to you by a broker upon a sale of new notes will generally be subject to information reporting and possible backup withholding. If you are a Non-U.S. Holder, payments made to you by a broker upon a sale of new notes will not be subject to information reporting or backup withholding as long as you certify that you are a Non-U.S. person, as described under “Tax Consequences to Non-U.S. Holders—Taxation of Interest.”

Any amounts withheld from a payment to a holder of new notes under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided such holder furnishes information to the IRS.

The preceding discussion of certain U.S. federal income tax considerations is for general information only. It is not tax advice. You should consult your own tax advisor regarding the particular U.S. federal, state, local, and foreign tax consequences of purchasing, holding, and disposing of the new notes, including the consequences of any proposed change in applicable laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resales of such new notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer new notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange offer, where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until August 21, 2006, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of such new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter or transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the Holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the notes and the guarantees will be passed upon for us by Hodgson Russ LLP, Buffalo, New York.

EXPERTS

The consolidated financial statements of Columbus McKinnon Corporation appearing in Columbus McKinnon Corporation’s Annual Report (Form 10-K) for the year ended March 31, 2005 (including schedule appearing therein), and Columbus McKinnon Corporation management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Sections 722 through 726 of the New York Business Corporation Law (“BCL”), grant New York corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; give a director or officer who successfully defends an action the right to be so indemnified; and permit a corporation to buy directors’ and officers’ liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of shareholders or otherwise.

Section 402(b) of the BCL permits a New York corporation to include in its certificate of incorporation a provision eliminating the potential monetary liability of a director to the corporation or its shareholders for breach of fiduciary duty as a director, provided that such provision may not eliminate the liability of a director (i) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) for any transaction from which the director receives an improper personal benefit or (iii) for any acts in violation of Section 719 of the BCL. Section 719 provides that a director who votes or concurs in a corporate action will be liable to the corporation for the benefit of its creditors and shareholders for any damages suffered as a result of an action approving (i) an improper payment of a dividend, (ii) an improper redemption or purchase by the corporation of shares of the corporation, (iii) an improper distribution of assets to shareholders after dissolution of the corporation without adequately providing for all known liabilities of the corporation or (iv) the making of an improper loan to a director of the corporation. Our certificate of incorporation provides that our directors shall not be liable to us or our shareholders for a breach of their duties to the fullest extent in which elimination or limitation of the liability of directors is permitted by the BCL. Our Restated Certificate of Incorporation includes the provision permitted by Section 402(b) of the BCL.

Our Restated Certificate of Incorporation provides that we shall indemnify, to the fullest extent permitted by the BCL, each person (and the heirs, executors, or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in, any civil or criminal action, suit or proceeding, by reason of the fact that such person is or was a director or officer of our company or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. We are also obligated to pay the cost of the expenses incurred by our officers and directors (including attorney’s fees) in defending themselves in such proceedings in advance of final disposition if the officer or director agrees to repay the amount advanced in the event it is ultimately determined that the officer or director was not entitled to be indemnified by us as authorized by our certificate of incorporation. We are not obligated to indemnify any director or officer (or his or her heirs, executors or administrators) in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by our Board of Directors. We have entered into indemnification agreements with each of our current directors to effectuate the indemnification provisions of our certificate of incorporation.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits:

Exhibit Number	Exhibit

3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement No. 33-80687 on Form S-1 dated December 21, 1995).

3.2	Amended By-Laws of the Registrant (incorporated by reference to Exhibit 3 the Company’s Current Report on Form 8-K dated May 17, 1999).

4.1	Specimen Common Share Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement No. 33-80687 on Form S-1 dated December 21, 1995)

4.2	First Amendment and Restatement of Rights Agreement, dated as of October 1, 1998, between Columbus McKinnon Corporation and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4 to the Company’s Current Report on Form 8-K dated October 29, 1998).

4.3	Indenture among Columbus McKinnon Corporation, Audubon Europe Sar.l., Audubon west, Inc., Crane Equipment & Service, Inc., Yale Industrial Products, Inc.. and U.S. Bank Trust National Association., as trustee, dated as of July 22, 2003 (incorporated by reference to Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2003).

4.4	First Supplemental Indenture, dated as of September 19, 2003, among Columbus McKinnon Corporation, the guarantors named on the signature pages thereto and U.S. Bank Trust National Association, as trustee (incorporated by reference to Exhibit 4.13 to Amendment No. 1 to the Company’s Registration Statement No. 333-109730 on Form S-4/A dated November 7, 2003).

4.5	Indenture among Columbus McKinnon Corporation, Audubon Europe Sar.l., Crane Equipment & Service, Inc., Yale Industrial Products, Inc.. and U.S. Bank National Association., as trustee, dated as of September 2, 2005 (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement No. 33-129142 on Form S-3 dated October 19, 2005).

4.6	Registration Rights Agreement among Columbus McKinnon Corporation, Audubon Europe S.ar.l., Crane Equipment & Service, Inc., Yale Industrial Products, Inc., and Credit Suisse First Boston LLC, acting on behalf of itself and as Representative of the Initial Purchasers, dated as of September 2, 2005 (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement No. 33-129142 on Form S-3 dated October 19, 2005).

*5.1	Opinion of Hodgson Russ LLP.

10.1	Agreement by and among Columbus McKinnon Corporation Employee Stock Ownership Trust, Columbus McKinnon Corporation and Marine Midland Bank, dated November 2, 1995 (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement No. 33-80687 on Form S-1 dated December 21, 1995).

10.2	Columbus McKinnon Corporation Employee Stock Ownership Plan Restatement Effective April 1, 1989 (incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement No. 33-80687 on Form S-1 dated December 21, 1995).

10.3	Amendment No. 1 to the Columbus McKinnon Corporation Employee Stock Ownership Plan as Amended and Restated as of April 1, 1989, dated March 2, 1995 (incorporated by reference to Exhibit 10.24 to the Company’s Registration Statement No. 33-80687 on Form S-1 dated December 21, 1995).

Exhibit Number	Exhibit
10.4	Amendment No. 2 to the Columbus McKinnon Corporation Employee Stock Ownership Plan, dated October 17, 1995 (incorporated by reference to Exhibit 10.38 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1997).

10.5	Amendment No. 3 to the Columbus McKinnon Corporation Employee Stock Ownership Plan, dated March 27, 1996 (incorporated by reference to Exhibit 10.39 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1997).

10.6	Amendment No. 4 of the Columbus McKinnon Corporation Employee Stock Ownership Plan as Amended and Restated as of April 1, 1989, dated September 30, 1996 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996).

10.7	Amendment No. 5 to the Columbus McKinnon Corporation Employee Stock Ownership Plan as Amended and Restated as of April 1, 1989, dated August 28, 1997 (incorporated by reference to Exhibit 10.37 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1998).

10.8	Amendment No. 6 to the Columbus McKinnon Corporation Employee Stock Ownership Plan as Amended and Restated as of April 1, 1989, dated June 24, 1998 (incorporated by reference to Exhibit 10.38 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1998).

10.9	Amendment No. 7 to the Columbus McKinnon Corporation Employee Stock Ownership Plan as Amended and Restated as of April 1, 1989, dated April 30, 2000 (incorporated by reference to Exhibit 10.24 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2000).

10.10	Amendment No. 8 to the Columbus McKinnon Corporation Employee Stock Ownership Plan as Amended and Restated as of April 1, 1989, dated March 26, 2002 (incorporated by reference to Exhibit 10.30 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002).

10.11	Amendment No. 9 to the Columbus McKinnon Corporation Employee Stock Ownership Plan as Amended and Restated as of April 1, 1989, dated March 27, 2003 (incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003).

10.12	Amendment No. 10 to the Columbus McKinnon Corporation Employee Stock Ownership Plan as Amended and Restated as of April 1, 1989, dated February 28, 2004 (incorporated by reference to Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004).

10.13	Amendment No. 11 to the Columbus McKinnon Corporation Employee Stock Ownership Plan as Amended and Restated as of April 1, 1989, dated December 19, 2003 (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 28, 2003).

10.14	Amendment No. 12 to the Columbus McKinnon Corporation Employee Stock Ownership Plan as Amended and Restated as of April 1, 1989, dated March 17, 2005 (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 200).

10.15	Columbus McKinnon Corporation Personal Retirement Account Plan Trust Agreement, dated April 1, 1987 (incorporated by reference to Exhibit 10.25 to the Company’s Registration Statement No. 33-80687 on Form S-1 dated December 21, 1995).

Exhibit Number	Exhibit
10.16	Amendment No. 1 to the Columbus McKinnon Corporation Employee Stock Ownership Trust Agreement (formerly known as the Columbus McKinnon Corporation Personal Retirement Account Plan Trust Agreement) effective November 1, 1988 (incorporated by reference to Exhibit 10.26 to the Company’s Registration Statement No. 33-80687 on Form S-1 dated December 21, 1995).

10.17	Amendment and Restatement of Columbus McKinnon Corporation 1995 Incentive Stock Option Plan (incorporated by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1999).

10.18	Second Amendment to the Columbus McKinnon Corporation 1995 Incentive Stock Option Plan, as amended and restated (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 29, 2002).

10.19	Columbus McKinnon Corporation Restricted Stock Plan, as amended and restated (incorporated by reference to Exhibit 10.28 to the Company’s Registration Statement No. 33-80687 on Form S-1 dated December 21, 1995).

10.20	Second Amendment to the Columbus McKinnon Corporation Restricted Stock Plan (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 29, 2002).

10.21	Amendment and Restatement of Columbus McKinnon Corporation Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.27 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1999).

10.22	Columbus McKinnon Corporation Thrift [401(k)] Plan 1989 Restatement Effective January 1, 1998 (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 27, 1998).

10.23	Amendment No. 1 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Thrift [401(k)] Plan, dated December 10, 1998 (incorporated by reference to Exhibit 10.29 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1999).

10.24	Amendment No. 2 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Thrift [401 (k)] Plan, dated June 1, 2000 (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2000).

10.25	Amendment No. 3 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Thrift [401 (k)] Plan, dated March 26, 2002 (incorporated by reference to Exhibit 10.39 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002).

10.26	Amendment No. 4 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Thrift [401(k)] Plan, dated May 10, 2002 (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 29, 2002).

10.27	Amendment No. 5 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Thrift [401(k)] Plan, dated December 20, 2002 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 29, 2002).

10.28	Amendment No. 6 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Thrift [401(k)] Plan, dated May 22, 2003 (incorporated by reference to Exhibit 10.46 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003).

10.29	Amendment No. 7 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Thrift [401(k)] Plan, dated April 14, 2004 (incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004).

Exhibit Number	Exhibit
10.30	Amendment No. 8 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Thrift [401(k)] Plan, dated December 19, 2003 (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 28, 2003).

10.31	Amendment No. 9 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Thrift [401(k)] Plan, dated March 16, 2004 (incorporated by reference to Exhibit 10.30 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004).

10.32	Amendment No. 10 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Thrift [401(k)] Plan, dated July 12, 2004 (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 4, 2004).

10.33	Amendment No. 11 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Thrift [401(k)] Plan, dated March 31, 2005 (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005).

10.34	Columbus McKinnon Corporation Thrift 401(k) Plan Trust Agreement Restatement Effective August 9, 1994 (incorporated by reference to Exhibit 10.32 to the Company’s Registration Statement No. 33-80687 on Form S-1 dated December 21, 1995).

10.35	Columbus McKinnon Corporation Monthly Retirement Benefit Plan Restatement Effective April 1, 1998 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 27, 1998).

10.36	Amendment No. 1 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Monthly Retirement Benefit Plan, dated December 10, 1998 (incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1999).

10.37	Amendment No. 2 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Monthly Retirement Benefit Plan, dated May 26, 1999 (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1999).

10.38	Amendment No. 3 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Monthly Retirement Benefit Plan, dated March 26, 2002 (incorporated by reference to Exhibit 10.44 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002).

10.39	Amendment No. 4 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Monthly Retirement Benefit Plan, dated December 20, 2002 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 29, 2002).

10.40	Amendment No. 5 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Monthly Retirement Benefit Plan, dated February 28, 2004 (incorporated by reference to Exhibit 10.37 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004).

10.41	Amendment No. 6 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Monthly Retirement Benefit Plan, dated March 17, 2005 (incorporated by reference to Exhibit 10.41 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005).

10.42	Columbus McKinnon Corporation Monthly Retirement Benefit Plan Trust Agreement Effective as of April 1, 1987 (incorporated by reference to Exhibit 10.34 to the Company’s Registration Statement No. 33-80687 on Form S-1 dated December 21, 1995).

10.43	Form of Change in Control Agreement as entered into between Columbus McKinnon Corporation and each of Timothy T. Tevens, Derwin R. Gilbreath, Robert R. Friedl, Ned T. Librock, Karen L. Howard, Joseph J. Owen, Robert H. Myers, Jr., and Timothy R. Harvey, (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K for the fiscal year ended March, 31, 1998).

Exhibit Number	Exhibit
10.44	Intercreditor Agreement dated as of July 22, 2003 among Columbus McKinnon Corporation, the subsidiary guarantors as listed thereon, Fleet Capital Corporation, as Credit Agent, and U.S. Bank Trust National Association, as Trustee (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2003).

10.45	Second Amended and Restated Credit and Security Agreement, dated as of November 21, 2002 and amended and restated as of January 2, 2004, among Columbus McKinnon Corporation, as Borrower, Larco Industrial Services Ltd., Columbus McKinnon Limited, the Guarantors Named Herein, the Lenders Party Hereto From Time to Time, Fleet Capital Corporation, as Administrative Agent, Fleet National Bank, as Issuing Lender, Congress Financial Corporation (Central), Syndication Agent, Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc., as Documentation Agent, and Fleet Securities, Inc., as Arranger (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 28, 2003).

10.46	Columbus McKinnon Corporation Corporate Management Variable Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 3, 2004).

10.47	First Amendment to that certain Second Amended and Restated Credit and Security Agreement, dated as of November 21, 2002 and amended and restated as of January 2, 2004, among Columbus McKinnon Corporation, as Borrower, Larco Industrial Services Ltd., Columbus McKinnon Limited, the Guarantors From Time to Time Party Thereto, the Lenders From Time to Time Party Thereto, Bank of America, N.A. as Administrative Agent for such Lenders and as Issuing Lender dated April 29, 2005 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated April 29, 2005).

10.48	Second amendment, dated as of August 5, 2005, to that certain Second Amended and Restated Credit and Security Agreement, dated as of November 21, 2002 and amended and restated as of January 2, 2004 (as amended by that certain First Amendment to that certain Second Amended and Restated Credit and Security Agreement, dated as of April 29, 2005, and as further modified and supplemented and in effect from time to time, the “Credit Agreement”), among Columbus McKinnon Corporation, a corporation organized under the laws of New York (the “Borrower”), Larco Industrial Services Ltd., a business corporation organized under the laws of the Province of Ontario, Columbus McKinnon Limited, a business corporation organized under the laws of Canada, the Guarantors from time to time party thereto, the Lenders from time to time party thereto (collectively, the “Lenders”), Bank of America, N.A., as Administrative Agent for such Lenders (the “Agent”) and as Issuing Lender (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 2, 2005).

10.49	Third amendment, dated as of August 22, 2005, to that certain Second Amended and Restated Credit and Security Agreement, dated as of November 21, 2002 and amended and restated as of January 2, 2004 (as amended by that certain First Amendment to that certain Second Amended and Restated Credit and Security Agreement, dated as of April 29, 2005, by that certain Second Amendment to that certain Second Amended and Restated Credit and Security Agreement, dated as of August 5, 2005, and as further modified and supplemented and in effect from time to time, the “Credit Agreement”), among Columbus McKinnon Corporation, a corporation organized under the laws of New York (the “Borrower”), Larco Industrial Services Ltd., a business corporation organized under the laws of the Province of Ontario, Columbus McKinnon Limited, a business corporation organized under the laws of Canada, the Guarantors from time to time party thereto, the Lenders from time to time party thereto (collectively, the “Lenders”), Bank of America, N.A., as Administrative Agent for such Lenders (the “Agent”) and as Issuing Lender (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 2, 2005).

Exhibit Number	Exhibit
10.50	Fourth amendment, dated as of October 17, 2005, to that certain Second Amended and Restated Credit and Security Agreement, dated as of November 21, 2002 and amended and restated as of January 2, 2004, and amended by that certain First Amendment to the Credit Agreement, dated as of April 29, 2005, and by that certain Second Amendment to the Credit Agreement, dated as of August 5, 2005, and by that certain Third Amendment to the Credit Agreement, dated as of August 22, 2005 (as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Columbus McKinnon Corporation (the “Borrower”), Larco Industrial Services Ltd., Columbus McKinnon Limited, the Guarantors named therein, the lending institutions party thereto, and Bank of America, N.A., as Administrative Agent and Issuing Lender. Capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Credit Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 2, 2005).

*12.1	Computation of Ratio of Earnings to Fixed Charges.

*21.1	Subsidiaries and Affiliates of the Registrant.

*23.1	Consent of Hodgson Russ LLP (contained in Exhibit 5.1 to this registration statement).

**23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (contained in Part II of this registration statement).

*25.1	Statement of Eligibility of Trustee on Form T-1.

*99.1	Form of Letter of Transmittal.

*99.2	Form of Notice of Guaranteed Delivery.

*99.3	Form of Letters to Clients.

*99.4	Form of Letters to Brokers.

*	Previously filed
**	Filed herewith

Item 22.	Undertakings

(i) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(ii) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(iii) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Amherst, State of New York on January 12, 2006.

COLUMBUS McKINNON CORPORATION

By:	/S/ TIMOTHY T. TEVENS
Timothy T. Tevens President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ TIMOTHY T. TEVENS Timothy T. Tevens	President, Chief Executive Officer and Director (Principal Executive Officer)	January 12, 2006

/S/ KAREN L. HOWARD Karen L. Howard	Vice President, Treasurer and Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 12, 2006

/S/ ERNEST R. VEREBELYI Ernest R. Verebelyi	Chairman of the Board of Directors	January 12, 2006

/S/ HERBERT P. LADDS, JR. Herbert P. Ladds, Jr.	Director	January 12, 2006

/S/ CARLOS PASCUAL Carlos Pascual	Director	January 12, 2006

/S/ RICHARD H. FLEMING Richard H. Fleming	Director	January 12, 2006

/S/ WALLACE W. CREEK Wallace W. Creek	Director	January 12, 2006

/S/ STEPHEN RABINOWITZ Stephen Rabinowitz	Director	January 12, 2006

/S/ LINDA A. GOODSPEED Linda A. Goodspeed	Director	January 12, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Amherst, State of New York on January 12, 2006.

AUDUBON EUROPE S.àr.l.

By:	/S/ KAREN L. HOWARD
Karen L. Howard Manager - A Category

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ KAREN L. HOWARD Karen L. Howard	Manager - A Category (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	January 12, 2006

/S/ ROMAIN THILLENS Romain Thillens	Manager - B Category	January 12, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Amherst, State of New York on January 12, 2006.

CRANE EQUIPMENT & SERVICE, INC.

By:	/S/ KAREN L. HOWARD
Karen L. Howard Vice President

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ GENE P. BUER Gene P. Buer	President (Principal Executive Officer)	January 12, 2006

/S/ KAREN L. HOWARD Karen L. Howard	Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	January 12, 2006

/S/ TIMOTHY T. TEVENS Timothy T. Tevens	Chairman of the Board of Directors	January 12, 2006

/S/ TIMOTHY R. HARVEY Timothy R. Harvey	Secretary and Director	January 12, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Amherst, State of New York on January 12, 2006.

YALE INDUSTRIAL PRODUCTS, INC.

By:	/S/ KAREN L. HOWARD
Karen L. Howard Vice President

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ TIMOTHY T. TEVENS Timothy T. Tevens	President and Director (Principal Executive Officer)	January 12, 2006

/S/ KAREN L. HOWARD Karen L. Howard	Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	January 12, 2006

/S/ TIMOTHY R. HARVEY Timothy R. Harvey	Secretary and Director	January 12, 2006